Exhibit 10.4

EXECUTION COPY

INVESTMENT NUMBER 22819

Loan Agreement

between

COSAN S.A. - INDÚSTRIA E COMÉRCIO

and

INTERNATIONAL FINANCE CORPORATION

Dated June 28, 2005

TABLE OF CONTENTS

Article/Section	Item	Page No.

ii

LOAN AGREEMENT

AGREEMENT, dated June 28, 2005, between:

(1)	COSAN S.A. – INDÚSTRIA E COMÉRCIO, a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil, registered with the CNPJ/MF under Number 50.746.577/0001-15 (the “Borrower”); and

(2)	INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Federative Republic of Brazil (“IFC”).

ARTICLE I

Definitions and Interpretation

Section 1.01. General Definitions. Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

“A Loan”	the loan specified in Section 3.01 (The A Loan) or, as the context requires, the aggregate principal amount thereof from time to time outstanding;

“A Loan Disbursement”	any disbursement of the A Loan;

“A Loan Interest Rate”	for any Interest Period, the rate of interest payable on the A Loan during that Interest Period determined in accordance with Section 3.03 (A Loan Interest Rate);

“A Loan Spread”	three and three quarters of one per cent (3.75%) per annum;

“A Note”	the meaning provided in Section 3.28 (a) (Promissory Notes);

“Accounting Principles”	(i) until the end of the third quarter of the Borrower’s Fiscal Year 2007, and in respect of all matters pertaining to the Borrower’s Fiscal Year 2006 and all prior Fiscal Years, Brazilian GAAP; and (ii) at all times thereafter, and in respect of all matters pertaining to the Borrower’s full Fiscal Year 2007 and all subsequent Fiscal Years, USGAAP or IFRS;

“Additional Interest”	the amount payable by the Borrower to IFC as additional compensation on the C Loan, as provided under Section 3.10 (C Loan Additional Interest);

“Affiliate”	any Person directly or indirectly controlling, controlled by or under common control with, the Borrower (for purposes of this definition, “control” means the power to direct the management or policies of a Person, directly or indirectly, whether through the ownership of shares or other securities, by contract or otherwise, provided that the direct or indirect ownership of twenty per cent (20%) or more of the voting share capital of a Person is deemed to constitute control of that Person, and “controlling” and “controlled” have corresponding meanings);

“Aguassanta”	Aguassanta Participações S.A., a sociedade anônima existing under the laws of the Country and a shareholder of the Borrower;

“Annual Monitoring Report”	the annual environmental report to be submitted to IFC by the Borrower, as provided under Section 6.03 (d) (Reporting Requirements), in the form of Schedule 9, confirming compliance during the previous Fiscal Year, with the applicable requirements and standards of the World Bank Environmental Policies and applicable environmental and occupational health and safety requirements of the Government of the Country and the local authorities, including a description of all measures implemented and/or action taken to comply with the environmental and social undertakings listed in Section 6.01(p) (Affirmative Covenants);

“Auditors”	Ernst & Young Assessoria Contábil e Empresarial, or such other firm that the Borrower appoints from time to time as its auditors pursuant to Section 6.01(d) (Affirmative Covenants);

“Authority”	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission (including the CVM), authority, tribunal, agency or entity, or central bank, including Banco Central (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank);

“Authorization”	any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Authorized Representative”	any natural person who is duly authorized by the Borrower to act on its behalf for the purposes specified in, and whose name and a specimen of whose signature appear on, the Certificate of Incumbency and Authority most recently delivered by the Borrower to IFC;

“Banco Central”	Banco Central do Brasil, and/or any other governmental authority or authorities which may succeed to any of the functions, duties or authority of Banco Central do Brasil;

“BOVESPA”	the São Paulo stock exchange (Bolsa de Valores do Estado de São Paulo);

“Brazilian GAAP”	generally accepted accounting principles of the Country promulgated by the Financial and Accounting Standards Board and the CVM;

“Business Day”	a day when banks are open for business in New York, New York and, solely for the purpose of determining the applicable Interest Rate other than pursuant to Section 3.03(d)(ii) (A Loan Interest Rate), London, England;

“C Loan”	the loan specified in Section 3.07 (The C Loan) or, as the context requires, the aggregate principal amount thereof from time to time outstanding;

“C Loan Disbursement”	any disbursement of the C Loan;

“C Loan Interest Rate”	for any Interest Period, the rate of interest payable on the C Loan during that Interest Period determined in accordance with Section 3.09 (C Loan Interest Rate);

“C Loan Spread”	three and three quarters of one per cent (3.75%) per annum;

“C Note”	the meaning provided in Section 3.28(a) (Promissory Notes);

“Certificate of Incumbency and Authority”	a certificate provided to IFC by the Borrower in the form of Schedule 1;

“Charter”	with respect to the Borrower, its Estatuto Social;

“Controlling Shareholders”	collectively, Aguassanta, Costa Pinto and Santa Bárbara;

“Conversion Equivalent”	with respect to any Loan Currency amount, the amount of Reais that can be purchased with that Loan Currency amount at the Conversion Exchange Rate;

“Conversion Exchange Rate”	the rate of exchange for the purchase of Reais with Dollars quoted by the Quoting Bank on the date of IFC’s payment for Conversion Shares or, if that is not a date on which such rate is quoted, on the immediately preceding date on which such rate was quoted;

“Conversion Option”	the option granted to IFC in Section 3.11 (Grant of Conversion Option) to subscribe for, and to apply the amount of the C Loan then outstanding as the subscription price for, the Conversion Shares;

“Conversion Shares”	the shares of the Borrower to be acquired by IFC pursuant to an exercise of the Conversion Option;

“Corporate Guarantors”	collectively, Da Barra, Amaralina Agrícola Ltda, Cosan Portuária, Cosan S.A. Refinadora de Açúcar and Agricola Ponte Alta S.A.;

“Costa Pinto”	Usina Costa Pinto S.A., a sociedade anônima existing under the laws of the Country and a shareholder of the Borrower;

“CAP”	the Corrective Action Plan attached as Schedule 5 hereto;

“Cosan Portuária”	Cosan Operadora Portuária S.A., a sociedade anônima existing under the laws of the Country and a Subsidiary of the Borrower;

“Country”	Federative Republic of Brazil;

“CVM”	the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários);

“Da Barra”	Usina da Barra S.A. Açúcar e Álcool, a sociedade anônima existing under the laws of the Country and a Subsidiary of the Borrower;

“Derivative Transaction”	any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices;

“Disbursement”	any A Loan Disbursement or C Loan Disbursement;

“Dollars” and the sign “$”	the lawful currency of the United States of America;

“Environmental, Health and Safety Guidelines”	(i) the following guidelines as in effect from time to time: Plantations Guidelines (July 1998); Sugar Manufacturing Guidelines (July 1998); General Environmental Guidelines (July 1998); Occupational Health and Safety Guidelines (June 2003); Ports and Harbors Guidelines (July 1998); Hazardous Material Management Guidelines (December 2001), and Pesticides Handling and Application Guidelines (July 1998); copies of which have been delivered to, and receipt of which has been acknowledged by, the Borrower by a facsimile, dated March 01, 2005; and (ii) such other environmental, health and safety guidelines as may be adopted by IFC from time to time and in such case, upon communication by IFC to the Borrower, the parties shall agree on a satisfactory course of action for the Borrower’s full adherence to any such new guidelines, if necessary; copies of all of which may be accessed through the IFC internet website at www.ifc.org/enviro or such other website as IFC notifies to the Borrower from time to time;

“Environmental Review Summary” or “ERS”	the Environmental Review Summary with attachments, prepared by IFC, and disclosed on March 3, 2005;

“Environmental and Social Policies”	the applicable policies set out in the following policy statements, summaries of which have been delivered to, and receipt of which has been acknowledged by, the Borrower by letter dated March 3, 2005, and whose full versions are at http:/www.ifc.org and are incorporated herein by reference: Policy Statement on Forced Labor and Harmful Child Labor (March 1998); Policy on Disclosure

of Information (September 1998); OP 4.01 Policy on Environmental Assessment (October 1998); OP 4.04 Policy on Natural Habitats (November 1988); and OP 4.09 Policy on Pest Management (November 1998);

“Equity Rights Agreement”	the agreement of even date herewith entered into among IFC, the Borrower, the Guarantors and the Controlling Shareholders providing inter alia for certain obligations of the Guarantors, the Borrower and the Controlling Shareholders all in accordance with the terms and conditions provided for therein;

“Event of Default”	any one of the events specified in Section 7.02 (Events of Default);

“FBA”	FBA Franco Brasileira de Açúcar e Álcool S.A., a sociedade anônima existing under the laws of the Country and a Subsidiary of the Borrower;

“Financial Plan”	the proposed sources of financing for the Project set out in Section 2.02 (Project Cost and Financial Plan);

“Fiscal Year”	the accounting year of the Borrower commencing each year on May 1st and ending on the following April 30th or such other period as the Borrower, with IFC’s consent, from time to time designates as its accounting year;

“Guarantee Agreement”	the agreement of even date herewith entered into among the Guarantors and IFC providing inter alia for the unconditional joint and several guarantee (fiança) of the Guarantors to the Loan;

“Guarantors”	collectively, the Corporate Guarantors and Mr. Silveira Mello;

“IFC Security”	first ranking mortgage over Da Barra’s sugar mill plant and first ranking pledges of Da Barra’s movable assets, all acceptable to IFC;

“IFC Security Documents”	the agreements evidencing the creation of the IFC Security;

“IFRS”	the International Financial Reporting Standards promulgated by the International Accounting Standards Committee;

“Increased Costs”

the net incremental costs of, or reduction in return to, IFC in connection with the making or maintaining of the Loan that result from any change in any applicable law or regulation or directive (whether or not having force of law) or in its interpretation or application by any Authority charged with its administration that, after the date of this Agreement, imposes on IFC any condition regarding the making or maintaining of the Loan;

“Increased Costs Certificate”	a certificate provided from time to time by IFC certifying the amount of, and circumstances giving rise to, the Increased Costs;

“Interest Determination Date”	the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”	January 15 or July 15 in any year;

“Interest Period”

each period of six (6) months in each case beginning on an Interest Payment Date and ending on the day immediately before the next following Interest Payment Date, except in the case of: (i) the first period applicable to each Disbursement when it means the period beginning on the date on which that Disbursement is made and ending on the day immediately before the next following Interest Payment Date; and (ii) an exercise of the Conversion Option and with respect to the C Loan only, when it means (A) the period beginning on the last Interest Payment Date prior to the relevant issuance of a Notice of Conversion Option Exercise and ending on the day immediately before the date of the IPO and (B) if any part of the C Loan remains outstanding after the IPO, the period beginning on the date of the IPO and ending on the day immediately before the next following Interest Payment Date (after which period, the exception described in this clause (ii) shall no longer apply);

“Interest Rate”

the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 3.03 (A Loan Interest Rate), in the case of the A Loan, and Section 3.09 (C Loan Interest Rate), in the case of the C Loan;

“IPO”	an initial offering of ordinary shares on the BOVESPA, NASDAQ, the New York Stock Exchange, the American Stock Exchange or such other stock exchange upon which the Borrower and IFC may agree;

“IPO Price per Share”	the price per share at which shares of the Borrower are offered in an IPO, as determined by the Borrower’s Board of Directors;

“LIBOR”	the British Bankers’ Association (“BBA”) interbank offered rates for deposits in Dollars which appear on the relevant page of the Telerate Service (currently page 3750) or, if not available, on the relevant pages of any other service (such as Reuters Service or Bloomberg Financial Markets Service) that displays such BBA rates; provided, that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, “LIBOR” shall mean the rate determined pursuant to Section 3.03 (d) (A Loan Interest Rate);

“Lien”	any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or banker’s lien (alienação fiduciária), privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Loan”	collectively, the A Loan and the C Loan or, as the context requires, the aggregate principal amount of the A Loan and the C Loan outstanding from time to time;

“Loan Currency”	Dollars;

“Management Letter”	a letter or any other communication sent by the Auditors to the Borrower in relation to the Borrower’s financial, accounting and other internal control systems, management and accounts;

“Material Adverse Effect”	a material adverse effect on:

(i) the Borrower, the Guarantors, or the assets or properties of either of them;

(ii) the Borrower’s or Corporate Guarantors’ business prospects or financial condition;

(iii) the implementation of the Project or the Financial Plan or the carrying on of the Borrower’s or Corporate Guarantors’ business or operations; or

(iv) the ability of the Borrower and/or Guarantors to comply with its or their obligations under this Agreement or any other Transaction Document;

“Mr. Silveira Mello”	Rubens Ometto Silveira Mello, a Brazilian citizen, married under separação total de bens, and bearer of the Brazilian personal identification number RG: 4170972 and taxpayer’s registration number CPF: 412.321.788-53;

“Notes Agreement”	the indenture among the Borrower, JPMorgan Chase Bank, J.P. Morgan Trust Bank Ltd. And J.P. Morgan Bank Luxembourg S.A. dated as of October 25, 2004 providing for the issuance of senior notes in the aggregate amount of two hundred million Dollars ($200,000,000), with final maturity due on November 01, 2009; provided that solely for the purposes of Sections 6.02 (n) and (o) (Negative Covenants), the references to the Notes Agreement in such Sections are to the relevant provisions of the Notes Agreement in effect as of the date of this Agreement and, except for the Waiver Solicitation such provisions shall not be modified or otherwise affected by (i) the expiration or termination of the Notes Agreement or (ii) any amendment or variation thereof to which IFC has not consented in accordance with Section 6.03 (m) (Reporting Requirements);

“Notice of Conversion Option Exercise”	a notice in writing issued by IFC stating that IFC is exercising the Conversion Option and specifying the outstanding principal amount of the C Loan which is the subject of such exercise;

“Notice of IPO”	a notice in writing issued by the Borrower to IFC under Section 6.03(k) (Reporting Requirements) stating: (a) that an IPO is expected to occur within the period specified therein, which shall be a period commencing not earlier than thirty (30) days, and ending not later than ninety (90) days, after the date on which such notice was delivered to IFC; (b) the stock exchange or stock exchanges on which such IPO is expected to occur, which shall be a stock exchange referred to in the definition of IPO in this Section 1.01; (c) if made public such information at the time such notice is issued, the date on which formal disclosure documentation in connection with the proposed IPO, including, without limitation, adequate disclosure regarding IFC’s rights pursuant to the Conversion Option, will be filed with the appropriate securities regulatory body; (d) if made public such information at the time such notice is issued, the number of shares intended to be offered in such IPO; (e) if made public such information at the time such notice is issued, the number of shares that will be issued and outstanding immediately after such IPO if all shares intended to be offered pursuant to such IPO, including all shares that IFC is entitled to acquire upon exercise of the Conversion Option, are subscribed, paid for and issued; (f) if made public such information at the time such notice is issued, the price per share at which shares are intended to be offered in such IPO; and (g) if made public such information at the time such notice is issued, the date on which the offering documents relating to such IPO, including, without limitation, adequate disclosure regarding IFC’s rights pursuant to the Conversion Option, will be made available to potential investors;

“Notice of IPO Cancellation/Deferment”	a notice referred to in Section 6.03 (k) (iv) and (v) (Reporting Requirements);

“Notice of IPO Update”	a notice, required under Section 6.03 (k) (iii) (Reporting Requirements), and issued by the Borrower to IFC to supplement or update the information included in a Notice of IPO;

“Novo Mercado”	the Regulamento do Novo Mercado, a set of rules and procedures for a certain class of companies listed on BOVESPA;

“Official”	any officer of a political party or candidate for political office in the Country or any officer or employee (i) of the government of the Country (including any legislative, judicial, executive or administrative department, agency or instrumentality thereof) or (ii) of a public international organization;

“Ordinary Course of Business”	any transaction contemplated in the Borrower’s Charter that complies with any applicable laws and/or regulations of the Country and is on the basis of arms’-length arrangements;

“Person”	the Borrower and any natural person, corporation, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Potential Event of Default”	any event or circumstance which would, with notice, lapse of time, the making of a determination or any combination thereof, become an Event of Default;

“Prohibited Payments”	any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Official (including to or for the use or benefit of any other Person if the Borrower knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise or authorization of payment for the benefit of any such Official), for the purpose of influencing any act or decision or omission of any Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, the Borrower, its Affiliates or any other Person; provided that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if, in IFC’s reasonable opinion, it (i) is lawful under applicable written laws and regulations or (ii) is made for the purpose of expediting or securing the performance of a routine governmental action (as such term is construed under applicable law);

“Project”	the project described in Section 2.01 (The Project);

“Promissory Notes”	the promissory notes evidencing the Loan and bearing the guarantee (aval) of Mr. Silveira Mello for all payments of principal of the Loan by the Borrower, substantially in the form of Schedule 10;

“Quoting Bank”	at any relevant time, a commercial bank in the Country duly accredited by Banco Central to carry out foreign exchange transactions and designated by IFC;

“Reais” and the sign “R$”	the lawful currency of the Country, including any currency which from time to time may replace Reais as the lawful currency of the Country;

“ROF”	the registration of the financial terms and conditions of the Loan with Banco Central under the Module Registry of Financial Transaction (Módulo Registro de Operação Financeira) which shall provide for payment of amounts due and at all times specified therein;

“Santa Bárbara”	Santa Bárbara Agrícola S.A., a sociedade anônima existing under the laws of the Country and a shareholder of the Borrower;

“Share Subscription Agreement”	the agreement entitled “Share Subscription Agreement” dated May 31, 2005 entered into among the Controlling Shareholders, Mr. Silveira Mello, Tereos, and Sucden providing, inter alia for the conditional subscription of common shares of the Borrower by Tereos and Sucden upon the occurrence of an IPO; provided that solely for the purposes of item (xi) of the financial definition of “Debt”, the references to the Share Subscription Agreement in such financial definition is to the relevant provisions of the Share Subscription Agreement in effect as of the date of this Agreement and such provisions shall not be modified or otherwise affected by any amendment or variation thereof to which IFC has not consented in accordance with Section 6.03 (m) (Reporting Requirements);

“Subsidiary”	with respect to any Person, any entity:

(i) over fifty (50%) of whose capital is owned, directly or indirectly, by that Person;

(ii) for which that Person may nominate or appoint a majority of the members of the board of directors or persons performing similar functions; or

(iii) which is otherwise effectively controlled by that Person;

“Sucden”	Sucrés et Denrées, a company organized and existing under the laws of France and a shareholder of FBA;

“Tereos”	Tereos, a company organized and existing under the laws of France and a shareholder of FBA;

“Taxes”	any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority;

“Transaction Documents”	(i)	this Agreement;

	(ii)	the Equity Rights Agreement;

	(iii)	the Promissory Notes;

	(iv)	the IFC Security Documents; and

	(vi)	the Guarantee Agreement;

“USGAAP”	United States Generally Accepted Accounting Principles (US-GAAP) promulgated by the Financial Accounting Standards Board; and

“Waiver Solicitation”	a one-time waiver solicitation statement dated June 14, 2005, made by the Borrower to the holders of the senior notes in connection with the Notes Agreement providing, inter alia, for the spin-off of Amaralina Agrícola Ltda., a Subsidiary of the Borrower;

“World Bank”	the International Bank for Reconstruction and Development, an international organization established by Articles of Agreement among its member countries.

Section 1.02. Financial Definitions. (a) Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings opposite them:

“Consolidated” or “Consolidated Basis”	with respect to any financial statements to be provided, or any financial calculation to be made, the consolidation method determined in accordance with the Accounting Principles; and the entities whose accounts are to be consolidated with the accounts of the Borrower are all Subsidiaries of the Borrower or companies in which the Borrower has a shareholding or a quota holding interest;

“Current Assets”	the aggregate (as of the relevant date of calculation) of the Borrower’s cash, marketable securities, trade and other receivables realizable within one year, prepaid expenses which are to be charged to income within one year and inventories of the Borrower;

“Current Liabilities”	the aggregate (as of the relevant date of calculation) of all liabilities of the Borrower falling due on demand or within one year (including the portion of Long-term Debt falling due within one year),

“Current Ratio”	the result (as of the relevant date of calculation) obtained by dividing Current Assets by Current Liabilities;

“Debt”	all obligations of the Borrower to repay money including, without limitation, with respect to:

	(i)	borrowed money;

	(ii)	the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by the Borrower;

	(iii)	any credit to the Borrower from a supplier of goods or services under any installment purchase or other similar arrangement with respect to goods or services (except trade accounts that are payable in the Ordinary Course of Business and included in Current Liabilities);

	(iv)	non-contingent obligations of the Borrower to reimburse any other Person with respect to amounts paid by that Person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the benefit of the Borrower with respect to trade accounts that are payable in the Ordinary Course of Business and included in Current Liabilities);

	(v)	amounts raised under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing (and not as an off-balance sheet financing) under the Accounting Principles including, without limitation, under leases or similar arrangements entered into primarily as a means of financing the acquisition of the asset leased;

(vi)	the amount of the Borrower’s obligations pursuant to Derivative Transactions which consist of swap, collar and cap agreements entered into in connection with other Debt of the Borrower; provided, that for the avoidance of double counting and for so long as any such swap, collar or cap agreement is in effect, that Debt will be included in the Debt pursuant to the terms of the relevant Derivative Transaction and not the terms of the agreement providing for that Debt when it was incurred;

(vii)	any lease or hire purchase contract which would, under the Accounting Principles, be treated as a finance or capital lease. For the avoidance of doubt, such leases do not include land lease arrangements for agricultural cultivation entered into in the Ordinary Course of Business;

(viii)	any premium payable on a redemption or replacement of any of the foregoing obligations;

(ix)	the aggregate amount then outstanding of all liabilities of any party to the extent the Borrower guarantees them or otherwise directly or indirectly obligates itself to pay them;

(x)	all liabilities of the Borrower (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including, without limitation, by way of discount or factoring of book debts or receivables; and

(xi)	except as provided for in the Share Subscription Agreement, all liabilities of the Borrower (actual or contingent) under its Charter, any resolution of its shareholders, or any agreement or other document binding on the Borrower to redeem any of its shares;

“Depreciation and Amortization”	for any period, the aggregate amount of the depreciation and amortization of the fixed and intangible assets as shown on the Borrower’s financial statements;

“EBITDA”	the Borrower’s earnings before interest, tax, depreciation and amortization calculated, for any period, as the Borrower’s: (i) consolidated net operating revenues; minus (ii) consolidated cost of goods sold and services rendered; minus (iii) consolidated selling, general, administrative and other expenses; plus (iv) any depreciation or amortization included in consolidated cost of goods sold and services rendered, selling expenses or general and administrative expenses;

“Internal Cash Generation”	for any period the aggregate of:

(i) Net Earnings, during the relevant period; plus

(ii) all amounts deducted in determining such earnings on account of Depreciation and Amortization during the relevant period; plus

(iii) Non-cash Items charged against the earnings during the relevant period; minus

(v) Non-cash Items credited to earnings during the relevant period;

“Long-term Debt”	that part (as of the relevant date of calculation) of Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence;

“Long-term Debt to Equity Ratio”	the ratio obtained by dividing Long-term Debt by Shareholders’ Equity;

“Net Debt”	for any period, the aggregate amount of Debt for that period, minus the aggregate amount of cash, marketable securities freely available to the Borrower during that same period, and advance to suppliers of the Borrower, such advance to suppliers to be in an amount not to exceed thirty million Dollars ($ 30,000,000) for the purposes of this calculation;

“Net Debt to EBITDA Ratio”	the ratio obtained by dividing Net Debt by EBITDA;

“Net Earnings”	earnings from operations generated by the Borrower during the relevant calculation period less all operating costs, Non-cash Items and expenses (including, without limitation, debt service and Taxes) which are due and payable during the relevant calculation period;

“Net Income”	for any Fiscal Year, the excess (if any) of the Borrower’s gross income over total expenses (provided that income taxes shall be treated as part of total expenses) appearing in the audited financial statements for such Fiscal Year;

“Non-cash Items”	for any period, the net aggregate amount (which may be a positive or negative number) of all non-cash expenses and non-cash credits which have been subtracted or, as the case may be, added in calculating Net Income during that period, including, without limitation, Depreciation and Amortization, deferred taxes, provisions for severance pay of staff and workers, and credits resulting from revaluation of the assets’ book value;

“Prospective Long-term Debt Service Coverage Ratio”	the ratio obtained by dividing:

(i) the aggregate, for the Fiscal Year most recently ended prior to the relevant date of calculation for which audited financial statements are available, of (A) Net Income, (B) Non-cash Items and (C) the amount of all payments that were due during that Fiscal Year on account of interest and other charges on Debt (to the extent deducted from Net Income); by

(ii) the aggregate of (A) all scheduled payments (including balloon payments) that fall due during the Fiscal Year in which the relevant date of calculation falls on account of principal of Long-term Debt and interest and other charges on all Debt and (B) without double counting any payment already counted in the preceding sub-clause (A), any payment made or required to be made during such Fiscal Year to any debt service account under the terms of any agreement providing for Debt but excluding voluntary prepayments;

where, for the purposes of clause (ii) above:

	(x)	subject to sub-clause (y) below, for the computation of interest payable during any period for which the applicable rate is not yet determined, that interest shall be computed at the rate in effect at the time of the relevant date of calculation; and

	(y)	interest on Short-term Debt payable in the Fiscal Year in which the relevant date of calculation falls shall be computed by reference to the aggregate amount of interest thereon paid during that Fiscal Year up to the end of the period covered by the latest quarterly financial statements prepared by the Borrower multiplied by a factor of 4, 2 or 4/3 depending on whether the computation is made by reference to the financial statements for the first quarter, the first two quarters or the first three quarters, respectively;

“Shareholders’ Equity”	the aggregate of:

	(i)	the amount paid up or credited as paid up on the share capital of the Borrower; and

	(i)	the amount standing to the credit of the reserves of the Borrower (including, without limitation, any share premium account, capital redemption reserve funds and any credit balance on the accumulated profit and loss account);

minus the aggregate of (A) any debit balance on the profit and loss account or impairment of the issued share capital of the Borrower (except to the extent that deduction with respect to that debit balance or impairment has already been made), (B) amounts set aside for dividends or taxation (including deferred taxation), and (C) amounts attributable to capitalized items such as goodwill, trademarks, deferred charges, licenses, patents and other intangible assets; and

“Short-term Debt”	the part (as of the relevant date of calculation) of Debt other than the Long-term Debt.

Section 1.03. Financial Calculations. (a) All financial calculations to be made under, or for the purposes of, this Agreement and any other Transaction Document shall be determined in accordance with the Accounting Principles on a Consolidated Basis and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Borrower is obligated to furnish to IFC under Section 6.03 (a) (Reporting Requirements).

(b) Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Fiscal Year then, at IFC’s option, those calculations may instead be made from the audited financial statements for the relevant Fiscal Year.

(c) If any material adverse change in the financial condition of the Borrower has occurred after the end of the period covered by the financial statements used to make the relevant financial calculations, that material adverse change shall also be taken into account in calculating the relevant figures.

(d) All financial calculation to be made under or for the purposes of this Agreement or any other Transaction Document shall be on a Consolidated Basis and in accordance with the Accounting Principles.

Section 1.04. Interpretation. In this Agreement, unless the context otherwise requires:

(a) headings are for convenience only and do not affect the interpretation of this Agreement;

(b) words importing the singular include the plural and vice versa;

(c) a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(d) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

(e) a reference to a party to any document includes that party’s successors and permitted assigns.

Section 1.05. Business Day Adjustment. When the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day unless, in the case of payments of principal or interest, that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made on the immediately preceding Business Day. Interest, fees and charges (if any) shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

ARTICLE II

The Project, Project Cost and Financial Plan

Section 2.01. The Project. The project to be financed consists of the expansion and modernization of the Borrower’s facilities.

Section 2.02. Project Cost and Financial Plan. (a) The total estimated cost of the Project is the equivalent of three hundred forty-five million Dollars ($345,000,000), as follows:

Cost Category	USD Million	% of Total
Milling Capacity Increase	125.0	36%
Capex for existing operations	199.0	58%
Additional working capital	21.0	6%
Total Project Cost	345.0	100%

(b) The proposed sources of financing for the Project are as follows:

Source	USD Million	% of Total
Debt
A Loan	50.0	14%
C Loan	20.0	6%
Total Debt	70.0	20%
Internal Cash Generation	275.0	80%

Total Project Funding	345.0	100%

ARTICLE III

The Loan

Part I – Provisions for the A Loan

Section 3.01. The A Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the A Loan being of up to fifty million Dollars ($50,000,000).

Section 3.02. A Loan Disbursement Procedure. (a) The Borrower may request an A Loan Disbursement by delivering to IFC, at least ten (10) Business Days prior to the proposed date of that A Loan Disbursement, an A Loan Disbursement request substantially in the form of Schedule 2 and a receipt substantially in the form of Schedule 3.

(b) Each A Loan Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Borrower’s account at a bank account in the Country, all as specified by the Borrower in the relevant A Loan Disbursement request.

(c) Each A Loan Disbursement shall be made in an amount of not less than twenty-five million Dollars ($25,000,000).

Section 3.03. A Loan Interest Rate. The Borrower shall pay interest on the A Loan in accordance with this Section 3.03.

(a) During each Interest Period, the A Loan (or, with respect to the first Interest Period for each A Loan Disbursement, the amount of that A Loan Disbursement) shall bear interest at the applicable A Loan Interest Rate for that Interest Period.

(b) Interest on the A Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided, that with respect to any A Loan Disbursement made less than fifteen (15) days before an Interest Payment Date, interest on that A Loan Disbursement shall be payable commencing on the second Interest Payment Date following the date of that A Loan Disbursement.

(c) The A Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the A Loan Spread; and

(ii)	LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of the first Interest Period for any A Loan Disbursement, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d) If, for any Interest Period IFC cannot determine LIBOR by reference to the Telerate Service or any other service that displays BBA rates, IFC shall notify the Borrower and shall instead determine LIBOR:

(i)	on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in the Loan Currency and otherwise in accordance with Section 3.03 (c) (ii), by any four (4) major banks active in the Loan Currency in the London interbank market, selected by IFC; provided, that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)	if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m. New York time, for loans in the Loan Currency and otherwise in accordance with Section 3.03 (c) (ii), by a major bank or banks in New York, New York, selected by IFC.

(e) On each Interest Determination Date for any Interest Period, IFC shall determine the A Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(f) The determination by IFC, from time to time, of the A Loan Interest Rate shall be final and conclusive and bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 3.04. Repayment. (a) The Borrower shall repay the A Loan on the following dates and in the following amounts:

Date Payment Due	Principal Amount Due
July 15, 2007	4,166,666
January 15, 2008	4,166,666
July 15, 2008	4,166,666

January 15, 2009	4,166,666
July 15, 2009	4,166,666
January 15, 2010	4,166,666
July 15, 2010	4,166,666
January 15, 2011	4,166,666
July 15, 2011	4,166,666
January 15, 2012	4,166,666
July 15, 2012	4,166,666
January 15, 2013	4,166,674

(b) The dates for repayment of principal of the A Loan are intended to coincide with the Interest Payment Dates.

(c) Upon each A Loan Disbursement, the amount disbursed shall be allocated for repayment on each of the respective dates for repayment of principal set out in the table in Section 3.04 (a) in amounts which are pro rata to the amounts of the respective installments shown opposite those dates in that table (with IFC adjusting those allocations as necessary so as to achieve whole numbers in each case).

Section 3.05. Prepayment of the A Loan. (a) Subject to Section 6.02 (q) (Negative Covenants) and Section 6.04 (c) (Insurance), the Borrower may prepay on any Interest Payment Date all or any part of the A Loan, on not less than thirty (30) days’ prior notice to IFC, but only if:

(i)	the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the A Loan to be prepaid, together with the prepayment premium specified in Section 3.05 (b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 3.23 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)	for a partial prepayment, that prepayment is an amount not less than ten million Dollars ($10,000,000); and

(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) Amounts of principal prepaid under this Section shall be:

(i)

subject to a prepayment premium which shall be the sum of (A) the amount equal to two percent (2%) on each of the remaining installments of the A Loan, multiplied by the number of years remaining as of the date of the relevant prepayment until the original maturity date of each installment of the A Loan being prepaid plus (B) in the case of an incomplete year, the number of days in such incomplete year divided by three hundred sixty (360); and

(ii)	applied by IFC to all the respective outstanding installments of principal of the A Loan in inverse order of maturity.

(c) Upon delivery of a notice in accordance with Section 3.05 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(d) Any principal amount of the A Loan prepaid under this Agreement may not be re-borrowed.

Section 3.06. Mandatory Prepayment. (a) If the Borrower prepays (whether voluntarily or involuntarily) any of its Long-term Debt (other than the Loan or any Long-term Debt refinanced as permitted under Section 6.02 (q) (Negative Covenants)), and if IFC so requires, the Borrower shall prepay the A Loan in accordance with Section 3.06.

(b) The Borrower shall make the mandatory prepayment on the first Interest Payment Date that is at least thirty (30) days after IFC gives notice to the Borrower that IFC requires such mandatory prepayment.

(c) Any prepayment pursuant to this Section 3.06 shall be:

(i)	made contemporaneously with, and equivalent to the proportion of, the part of the Long-term Debt being prepaid, such prepayment to be made in accordance with the provisions of Section 3.05 (Prepayment of the A Loan) except that there shall be no minimum amount or advance notice period for that prepayment; and

(ii)	applied in reverse order of maturity of all remaining installments of the A Loan.

Part II – C Loan Provisions

Section 3.07. The C Loan. Subject to the provisions of this Agreement, IFC agrees to lend, and the Borrower agrees to borrow, the C Loan, being twenty million Dollars ($20,000,000).

Section 3.08. C Loan Disbursement Procedure. (a) Notwithstanding anything to the contrary in this Agreement, the C Loan shall be disbursed in a single C Loan Disbursement of twenty million Dollars ($20,000,000). The Borrower may request the C Loan Disbursement by delivering to IFC, at least ten (10) Business Days prior to the proposed date of the C Loan Disbursement, a C Loan Disbursement request substantially in the form of Schedule 2 and a receipt substantially in the form of Schedule 3.

(b) The C Loan Disbursement shall be made prior to or simultaneously with the first Disbursement of the A Loan, to the credit of the Borrower’s account at such bank in New York, New York for further credit to the Borrower’s account at a bank in the Country, all as specified by the Borrower in the C Loan Disbursement request.

Section 3.09. C Loan Interest Rate. The Borrower shall pay interest on the C Loan in accordance with this Section 3.09.

(a) During each Interest Period, the C Loan shall bear interest at the C Loan Interest Rate (as determined under subsection (c) below) for that Interest Period.

(b) Interest on the C Loan shall accrue from day to day and be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and payable in arrears on the Interest Payment Date immediately following the end of that Interest Period; provided, that if the C Loan Disbursement is made less than fifteen (15) days before an Interest Payment Date, interest on the C Loan shall be payable commencing on the second Interest Payment Date following the C Loan Disbursement.

(c) The C Loan Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)	the C Loan Spread; and

(ii)	LIBOR, calculated pursuant to Section 3.03(c) (ii) and 3.03(d) (A Loan Interest Rate) above.

(d) On Each Interest Determination Date for any Interest Period, IFC shall determine the C Loan Interest Rate applicable to that Interest Period and promptly notify the Borrower of that rate.

(e) The determination by IFC, from time to time, of the C Loan Interest Rate shall be final and conclusive and shall bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 3.10. C Loan Additional Interest. (a) On January 15th of 2006, and on each January 15th thereafter, the Borrower shall pay to IFC in respect of the C Loan and each Fiscal Year during which any portion of the C Loan is outstanding, in addition to the C Loan Interest Rate, Additional Interest in respect of the immediately preceding Fiscal Year, in Dollars, in the amount calculated in accordance with the table below; provided however that for the first payment of Additional Interest, on January 15th of 2006, the Additional Interest shall be calculated on the basis of the audited financial statements for Fiscal Year 2005 on a pro rata temporis basis in respect of the period between the C Loan Disbursement and such first payment of Additional Interest. The amount of Additional Interest shall be calculated based on the Borrower’s audited financial statements for the relevant Fiscal Year.

If EBITDA is:		Additional Interest shall equal:
Equal to or more than	But less than
$1	$200,000,000	1.5% of EBITDA
$200,000,001	No limit	$3,000,000 plus 1% of the amount by which EBITDA exceeds $200,000,000; provided, however, that Additional Interest shall not exceed, in the aggregate, $4,000,000

(b) At least three (3) Business Days prior to the date upon which the Additional Interest payment is due under subsection (a), IFC shall calculate the amount of the Additional Interest due and shall provide notice thereof to the Borrower.

(c) The determination by IFC, from time to time, of the Additional Interest Rate shall be final and conclusive and shall bind the Borrower (unless the Borrower shows to IFC’s satisfaction that the determination involves manifest error).

Section 3.11. Grant of Conversion Option. (a) Subject to the provisions contained herein, the Borrower hereby grants to IFC the Conversion Option.

(b) The maximum number of shares offered in an IPO which IFC shall be entitled to apply and subscribe for pursuant to an exercise of the Conversion Option shall be equal to the quotient obtained by: (i) dividing the Conversion Equivalent of the C Loan by the IPO Price per Share, if such price is denominated in Reais; or (ii) the C Loan by the IPO Price per share, if such price is denominated in Dollars.

Section 3.12. Exercise of Conversion Option. The Conversion Option shall be exercisable by IFC by the issuance of a Notice of Conversion Option Exercise at any time following issuance of a Notice of IPO and simultaneously with the occurrence of the IPO or, as applicable, prior to the issuance of a Notice of IPO Cancellation/Deferment in respect thereof.

Section 3.13. Borrower Obligations relating to Exercise of the Conversion Option. As soon as possible after issuance of a Notice of Conversion Option Exercise, the Borrower shall take all actions and steps within its power necessary or desirable to ensure that: (i) all Authorizations for the exercise of the Conversion Option and the resulting conversion of the relevant part of the C Loan into Conversion Shares, including, without limitation, any required Authorizations from Banco Central and CVM, are obtained prior to the IPO; and (ii) that all such Authorizations are or remain in full force and effect through the conclusion of the IPO and the issuance of the Conversion Shares; and shall provide to IFC evidence thereof satisfactory to IFC. The Borrower shall also ensure that adequate disclosures concerning IFC’s rights in respect of the C Loan are duly made for the purposes of the IPO and shall provide to IFC evidence thereof satisfactory to IFC.

Section 3.14. Conversion of the C Loan. (a) The subscription price for the Conversion Shares shall be the IPO Price per Share, payable on the date of the IPO by the conversion into subscription monies for the Conversion Shares of the relevant amount of the C Loan (as indicated in the relevant Notice of Conversion Option Exercise).

(b) On the date of the IPO, the Borrower shall:

(i)	issue and deliver to IFC (or to such Person as IFC may direct) share certificates evidencing the number of Conversion Shares equal to: (A) the Conversion Equivalent of the relevant amount of the C Loan in respect of which the Conversion Option is being exercised divided by the IPO Price per Share, if such price is denominated in Reais; or (B) the relevant amount of the C Loan in respect of which the Conversion Option is being exercised divided by the IPO Price per Share, if such price is denominated in Dollars; and

(ii)	if requested by IFC in the relevant Notice of Conversion Option Exercise, prepay, to IFC, in Dollars, any residual amount of the C Loan in respect of which the Conversion Option is not being exercised and Increased Costs (if any) and all other amounts then payable under this Agreement in respect of the C Loan accrued or incurred up to the date of the IPO and then remaining unpaid including Additional Interest, if any; provided that no prepayment premium shall apply with respect to any such prepayment.

(c) The Conversion Shares issued to IFC hereunder shall be:

(i)	issued without charge to IFC (or to such Person as IFC may direct) for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with the exercise of the Conversion Option and the related issuance of the Conversion Shares, and all such charges and costs shall be payable by the Borrower; and

(ii)	duly authorized, validly issued, fully paid and nonassessable and registered in the share registry of the Borrower (and with any relevant governmental Authority, if applicable) as shares owned by IFC, and the Borrower shall deliver to IFC, at the time of delivery of the Conversion Shares, a certification to that effect executed by an Authorized Representative.

Section 3.15. Continuing Interest; Dividends. (a) Interest on any portion of the C Loan converted into Conversion Shares shall continue to accrue and be payable to IFC until the day immediately preceding the day on which the relevant Conversion Shares are delivered to IFC or to whom IFC may direct.

(b) IFC shall be entitled to dividends, interest on capital or any other form of distributions to shareholders of the Borrower with respect to any Conversion Shares only to the extent such dividends, interest on capital or any other form of distribution to shareholders of the Borrower are declared after the delivery of such Conversion Shares to IFC and pro rata temporis. For these purposes, dividends, interest on capital or any other form of distributions to the shareholders of the Borrower shall be deemed to accrue (i) in the Fiscal Year in respect of which such dividends were declared, and (ii) uniformly throughout such Fiscal Year.

Section 3.16. Repayment. (a) If the Conversion Option is not exercised by IFC, or if a portion of the C Loan remains outstanding after IFC’s exercise of the Conversion Option, the Borrower shall repay the full amount of the C Loan, or the portion thereof still outstanding, in one lump-sum on January 15, 2013.

(b) The exercise of the Conversion Option by IFC and the issuance of Conversion Shares to IFC in respect thereof in accordance with this Agreement shall be deemed to result in a repayment of the amount of the C Loan so converted on the date of the IPO.

Section 3.17. Prepayment of the C Loan. (a) In addition to IFC’s right to request prepayment as set forth in Section 3.14 (b) (ii) (Conversion of the C Loan) and subject to Section 6.02 (q) (Negative Covenants) and Section 6.04 (c) (Insurance), from Fiscal Year 2008 on, the Borrower may prepay, on any Interest Payment Date starting on January 15th 2009, the full amount the C Loan, on not less than thirty (30) days’ prior notice to IFC, but only if:

(i)	the Conversion Option has not occurred;

(ii)	the Borrower simultaneously pays all accrued interest, Additional Interest and Increased Costs (if any) on the C Loan to be prepaid, together with the prepayment premium specified in Section 3.17 (b) and all other amounts then due and payable under this Agreement, including the amount payable under Section 3.23 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date; and

(iii)	if requested by IFC, the Borrower delivers to IFC, prior to the date of prepayment, evidence satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b) Amounts of principal prepaid under this Section shall be subject to a prepayment premium of two percent (2%) of the C Loan multiplied by the sum of (A) the number of years remaining from the prepayment date to the scheduled final maturity date of the C Loan as provided in Section 3.16 (a) (Repayment) plus (B) in the case of an incomplete year, the number of days in such incomplete year divided by three hundred sixty (360).

(c) Upon delivery of a notice in accordance with Section 3.17 (a), the Borrower shall make the prepayment in accordance with the terms of that notice.

(d) If prepaid, the C Loan may not be re-borrowed.

Part III – Provisions for the Loan

Section 3.18. Default Rate Interest. (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to make any payment of:

(i)	principal when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay (in addition to interest on the principal amounts of the A Loan and the C Loan outstanding payable under Sections 3.03 (A Loan Interest Rate) and 3.09 (C Loan Interest Rate), interest on the amount of that payment due and unpaid at the rate of two per cent (2%) per annum; or

(ii)	interest (including interest payable pursuant to this Section), Additional Interest or any amount provided for in Section 3.19 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrower shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and (A) the A Loan Interest Rate in effect from time to time, with respect to amounts relating to the A Loan, or (B) the C Loan Interest Rate in effect from time to time, with respect to amounts relating to the C Loan.

(b) Interest at the rate referred to in Section 3.18 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 3.19. Fees. (a) The Borrower shall pay to IFC a commitment fee at the rate of one-half of one per cent ( 1/2%) per annum on that part of the Loan which from time to time has not been disbursed or canceled. The commitment fee shall:

(i)	begin to accrue on the date of this Agreement;

(ii)	be pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iii)	be payable semi-annually, in arrears, on the Interest Payment Dates in each year, the first such payment to be due on January 15, 2006.

(b) The Borrower shall also pay to IFC:

(i)	a front-end fee of one per cent (1%) of the amount of the Loan, to be paid upon the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement;

(ii)	a Loan supervision fee of twenty thousand Dollars ($20,000) payable on January 15 of each year during the life of the Loan; and

(iii)	a waiver fee of no less than five thousand Dollars ($5,000) per waiver granted, depending on the complexity involved in processing the waiver, as determined by IFC.

Section 3.20. Currency and Place of Payments. (a) The Borrower shall make all payments of principal, interest, Additional Interest, fees, and any other amount due to IFC under this Agreement in the Loan Currency, in same day funds, to Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089, Reference: Brazil – Cosan (Project ID # 22819) for credit to IFC’s account number 36085579, or at such other bank or account in New York as IFC from time to time designates by means of a prior notice of at least ten (10) Business Days. Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b) The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than the Loan Currency shall not novate, discharge or satisfy the obligation of the Borrower to pay in the Loan Currency all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in the Loan Currency in the account specified in, or pursuant to, Section 3.20 (a).

(c) The Borrower shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than the Loan Currency or any place other than the account specified in, or pursuant to, Section 3.20 (a). The Borrower shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to the Loan Currency at a market rate and transfer to that account, the full amount due to IFC under this Agreement in the Loan Currency and in the account specified in, or pursuant to, Section 3.20 (a).

(d) Notwithstanding the provisions of Section 3.20 (a) and Section 3.20 (b), IFC may require the Borrower to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 3.26 (a) (Taxes) and Section 3.27 (Expenses) in the currency in which they are payable, if other than the Loan Currency.

Section 3.21. Allocation of Partial Payments. If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

Section 3.22. Increased Costs. On each Interest Payment Date, the Borrower shall pay, in addition to interest, the amount which IFC from time to time notifies to the Borrower in an Increased Costs Certificate as being the aggregate Increased Costs of IFC accrued and unpaid prior to that Interest Payment Date.

Section 3.23. Unwinding Costs. (a) If IFC incurs any cost, expense or loss as a result of the Borrower:

(i)	failing to borrow in accordance with a request for Disbursement made pursuant to Section 3.02 (A Loan Disbursement Procedure) or Section 3.08 (C Loan Disbursement Procedure), or to prepay in accordance with a notice of prepayment; or

(ii)	prepaying all or any portion of the Loan on a date other than an Interest Payment Date;

then the Borrower shall immediately pay to IFC the amount which IFC from time to time notifies to the Borrower (in writing and in reasonable detail) as being the amount of those costs, expenses and losses incurred.

(b) For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits or borrowings in order to make, maintain or fund all or any part of the Loan.

Section 3.24. Suspension or Cancellation by IFC. (a) IFC may, by notice to the Borrower, suspend the right of the Borrower to Disbursements or cancel the undisbursed portion of the Loan in whole or in part:

(i)	if the C Loan has not been disbursed in full by August 30, 2005, or such other date as the parties agree;

(iii)	if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 7.02 (f) (Events of Default) is, in the reasonable opinion of IFC, imminent;

(iii)	if any event or condition has occurred which has or can reasonably be expected to have a Material Adverse Effect; or

(iv)	on or after November 15, 2005.

(b) Upon the giving of any such notice, the right of the Borrower to any further Disbursement shall be suspended or canceled, as the case may be. The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 3.24 (a). Upon any cancellation the Borrower shall, subject to paragraph (d) of this Section 3.24, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation. A suspension shall not limit any other provision of this Agreement.

(c) Any portion of the Loan that is canceled under this Section 3.24 may not be reborrowed.

(d) In the case of a partial cancellation of the Loan pursuant to paragraph (a) of this Section 3.24, or Section 3.25 (a) (Cancellation by the Borrower) below, interest on the amount then outstanding of the Loan remains payable as provided in Section 3.03 (A Loan Interest Rate) in the case of the A Loan, and Sections 3.09 (C Loan Interest Rate) and 3.10 (C Loan Additional Interest) in the case of the C Loan.

Section 3.25. Cancellation by the Borrower. (a) The Borrower may, by notice to IFC, irrevocably request IFC to cancel the undisbursed portion of the Loan on the date specified in that notice (which shall be a date not earlier than thirty (30) days after the date of that notice).

(b) IFC shall, by notice to the Borrower, cancel the undisbursed portion of the Loan effective as of that specified date if, subject to Section 3.24 (d) above, IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c) Any portion of the Loan that is canceled under this Section 3.25 may not be reborrowed.

Section 3.26. Taxes. (a) The Borrower shall pay or cause to be paid all Taxes other than taxes, if any, payable on the overall income of IFC on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Country or by any organization of which the Country is a member or any jurisdiction through or out of which a payment is made.

(b) All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c) If the Borrower is prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrower under this subsection) had those payments been made without that deduction.

(d) If Section 3.26 (c) applies and IFC so requests, the Borrower shall deliver to IFC copies of official tax receipts evidencing payment within thirty (30) days of the date of that request.

(e) Nothing contained in this Section 3.26 shall be construed as a waiver by IFC of its privileges and immunities in the Country, including without limitation, of its tax immunities as set forth in IFC’s Articles of Agreement, as approved by Brazilian Legislative Decree No. 68 of December 19, 1956, and promulgated by Brazilian Decree No. 41,724 of June 25, 1957.

Section 3.27. Expenses. (a) The Borrower shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, reasonable fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents, the Conversion Shares and any other documents related to this Agreement, the Conversion Shares or any other Transaction Document.

(b) The Borrower shall pay to IFC or as IFC may direct:

(i)	the reasonable fees and expenses of IFC’s technical consultants incurred in connection with the investment by IFC provided for under this Agreement;

(ii)	the reasonable fees and expenses of IFC’s counsel in the Country and in New York, New York incurred in connection with:

(A)	the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document;

(B)	the preparation and/or review, execution and, where appropriate, translation and registration of the Transaction Documents, the Conversion Shares and any other documents related to them;

(C)	the giving of any legal opinions required by IFC under this Agreement and any other Transaction Document;

(D)	the administration by IFC of the investment provided for in this Agreement or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Transaction Documents;

(E)	the registration (where appropriate) and the delivery of the: (i) evidences of indebtedness relating to the Loan and its disbursement; and (ii) C Loan Conversion in relation to an exercise of the Conversion Option and the issuance to IFC of the Conversion Shares;

(F)	the occurrence of any Event of Default or Potential Event of Default; and

(G)	any other matters relating to conversion of the C Loan to Conversion Shares; and

(iii)	the costs and expenses incurred by IFC in relation to efforts to enforce or protect its rights under any Transaction Document, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Event of Default or Potential Event of Default, including legal and other professional consultants’ fees on a full indemnity basis.

(c) In the event the Borrower requests, and IFC at its sole discretion agrees to restructure all or part of the Loan, the Borrower and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work required of IFC’s staff, consultants and counsel in connection with such restructuring.

Section 3.28. Promissory Notes. (a) On the date of the first Disbursement under this Agreement, the Borrower shall execute and deliver to or on the order of IFC, thirteen (13) Promissory Notes in respect of the Loan bearing the guarantee (aval) of Mr. Silveira Mello: (i) twelve (12) of which shall correspond to and be in the principal amount of, the respective repayment installments of the A Loan (the “A Notes”); and (ii) one of which shall correspond to, and be in the principal amount of, the C Loan (the “C Note”).

(b) The A Notes shall be payable in sequence on the dates appearing in the repayment table of Section 3.04 (Repayment) starting with the first such date. The C Note shall be payable on January 15, 2013.

(c) Each Promissory Note shall be in the form attached as Schedule 10.

(d) After repayment by the Borrower of an installment of principal of the A Loan, IFC will promptly surrender to the Borrower the relevant A Note(s) corresponding to such repayment.

(e) If IFC shall exercise the Conversion Option, upon delivery of the Conversion Shares and prepayment of any remaining portion of the C Loan under Section 3.14(b) (Conversion of the C Loan) or all of the C Loan under Section 3.17 (Prepayment of the C Loan), IFC shall promptly surrender to the Borrower the C Note; provided, however that in the event of a partial conversion of the C Loan in respect of which IFC does not require prepayment of the remaining principal outstanding under the C Loan, the Borrower shall issue a new C Note to IFC to reflect the amount not converted pursuant to the exercise of the Conversion Option.

(f) The issuance of Promissory Notes pursuant to this Agreement shall not entail a novation with respect to this Agreement or the Loan. Notwithstanding the foregoing, payment of the principal of any Promissory Note shall pro tanto discharge the obligation of the Borrower to repay that portion of the Loan to which such Promissory Note relates; and the payment of interest on any Promissory Note shall pro tanto discharge the obligation of the Borrower to pay interest on that portion of the Loan to which such Promissory Note relates.

(g) The Borrower hereby represents and warrants that each Promissory Note when executed and delivered to IFC will be a promissory note duly executed and delivered by or on behalf of the Borrower and will (i) constitute an irrevocable acknowledgment of debt on its part to IFC and a binding and enforceable obligation of the Borrower in accordance with its terms and (ii) entitle IFC to all rights attached to the enforcement of promissory notes by law in addition to any rights and remedies of IFC under this Agreement.

(h) Upon receipt by the Borrower of reasonable evidence of the loss, theft or destruction of any Promissory Note and of reasonable evidence of ownership and indemnity reasonably satisfactory to the Borrower, or upon surrender to the Borrower and cancellation of any Promissory Note if mutilated, the Borrower shall execute and deliver to IFC a new Promissory Note or Promissory Notes in substitution therefor.

(i) The Borrower hereby agrees to indemnify IFC for all legal and out of pockets costs and expenses associated with the enforcement of the Promissory Notes pursuant to an Event of Default.

Section 3.29. Acceleration of Promissory Notes. (a) To the extent permitted by law, in the event that repayment of the Loan shall have been accelerated for any reason pursuant to the provisions of Section 7.01 (Acceleration After Default) or Section 7.03 (Bankruptcy) of this Agreement, all Promissory Notes executed and delivered to IFC due and payable pursuant to this Agreement may be declared by IFC to be immediately due and payable notwithstanding any provision herein or therein to the contrary, and the same shall thereupon become immediately due and payable without any requirement of further notice and without any requirement of presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower.

(b) Without prejudice to the generality of the foregoing provisions, the non-payment by the Borrower under any Note when due after any applicable grace period, shall render all other Notes immediately due and payable at the election of IFC (in the exercise of its sole discretion), notwithstanding anything herein or therein to the contrary without any requirement of notice, demand, presentment or protest of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE IV

Representations and Warranties

Section 4.01. Representations and Warranties. The Borrower represents and warrants that:

(a) the Borrower is a duly incorporated and validly existing sociedade anônima under the laws of the Country and has the corporate power – and has obtained all required Authorizations—to own its assets, conduct its business as presently conducted;

(b) each Transaction Document to which the Borrower is a party and the Notes Agreement have been, or will be, duly authorized and executed by the Borrower and constitute, or will, when executed constitute, valid and legally binding obligations of the Borrower, enforceable in accordance with their terms;

(c) neither the making of any Transaction Document to which the Borrower is a party nor (when all the Authorizations referred to in Section 5.01 (c) (Conditions of Disbursement) have been obtained) the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Borrower is a party or by which it is bound, or violate any of the terms or provisions of the Borrower’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation applicable to the Borrower;

(d) all Authorizations (other than Authorizations that are of a routine nature and are obtained in the Ordinary Course of Business) needed by the Borrower to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Transaction Documents to which it is a party have been obtained and are in full force and effect;

(e) the Borrower’s Charter has not been amended since May 31, 2005;

(f) neither the Borrower nor any of its property enjoys any right of immunity from set-off, suit or execution with respect to its assets or its obligations under any Transaction Document;

(g) since April 30, 2005, the Borrower has not:

(i)	suffered any change that has had a Material Adverse Effect or incurred any substantial loss or liability; or

(ii)	undertaken or agreed to undertake any substantial obligation, except for the Notes Agreement;

(h) the financial statements of the Borrower for the period ending on April 30, 2005:

(i)	have been prepared in accordance with the Accounting Principles, and give a true and fair view of the financial condition of the Borrower as of the date as of which they were prepared and the results of the Borrower’s operations during the period then ended;

(ii)	disclose all liabilities (contingent or otherwise) of the Borrower, and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into by the Borrower (whether or not such commitments have been disclosed in such financial statements);

(i) the Borrower is not a party to, or committed to enter into, any contract which would or might affect the judgment of a prospective investor;

(j) the Borrower has no outstanding Lien on any of its assets other than Liens arising by operation of law, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Borrower of any Lien, except for the IFC Security and the existing Liens as of the date hereof;

(k) all tax returns and reports of the Borrower required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Borrower, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest;

(l) the Borrower is not engaged in nor, to its knowledge after due inquiry, threatened by, any litigation, arbitration, strikes, labor disputes or administrative proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect;

(m) the Borrower is not in violation of any statute or regulation of any Authority;

(n) no judgment or order has been issued which has or may reasonably be expected to have a Material Adverse Effect;

(o)	(i)	the Borrower and each of its Subsidiaries is not in violation of any of the Environmental, Health and Safety Guidelines or of the Environmental and Social Policies; and

(ii)	the Borrower and each of its Subsidiaries has not received nor is aware of any complaint, order, directive, claim, citation or notice from any Authority with respect to any matter of the Borrower’s (or a Subsidiary’s) compliance with the relevant environmental, health and safety laws and regulations in effect in the Country such as, without limitation, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, or the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes;

(p) the execution copy of the Notes Agreement provided to IFC via electronic mail on May 11, 2005 is true and accurate in all aspects and represents the totality of the obligations assumed by the Borrower in connection with the Notes Agreement;

(q) the Borrower has the corporate power and has obtained all required Authorizations to enter into, and comply with its obligations under, the Transaction Documents to which it is a party or will, in the case of any Transaction Document not executed as at the date of this Agreement, when that Transaction Document is executed, have the corporate power to enter into, and comply with its obligations under, that Transaction Document, except for any further authorization from Banco Central, which will enable the Borrower to make remittances from the Country in foreign currency to make payments contemplated in the Transaction Documents not specifically covered by the ROF or to make payments on a date which is after the 120th day from the original due date of such payment

(r) none of the representations and warranties in this Section 4.01 omits any matter the omission of which makes any of such representations and warranties misleading; and

(s) neither the Borrower, any Affiliates, nor any Person acting on its or their behalf, has made, with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment.

Section 4.02. IFC Reliance. The Borrower acknowledges that it makes the representations and warranties in Section 4.01 (Representations and Warranties) with the intention of inducing IFC to enter into this Agreement and that IFC enters into this Agreement on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE V

Conditions of Disbursement

Section 5.01. Conditions of First Disbursement. The obligation of IFC to make the first Disbursement is subject to the fulfillment prior to or concurrently with the making of that first Disbursement of the following conditions:

(a) the Transaction Documents, each in form and substance satisfactory to IFC, have been entered into by all parties to them and have become (or, as the case may be, remain) unconditional and fully effective in accordance with their respective terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those agreements), and IFC has received a copy of each of those agreements;

(b) the Borrower has certified to IFC that no amendment has been made to the Borrower’s Charter since May 31, 2005, or if any such amendment was made, IFC has received a copy of the Borrower’s amended Charter and determined, in its reasonable judgment, that it is not inconsistent with the provisions of any Transaction Document and does not have and may not reasonably be expected to have a Material Adverse Effect;

(c) the Borrower has obtained, and provided to IFC copies of, all Authorizations (including, but not limited to the ROF) that may become necessary for:

(i)	the Loan;

(iii)	the business of the Borrower as it is presently carried on and is contemplated to be carried on;

(iii)	the due execution, delivery, validity and enforceability of, and performance by the Borrower of its obligations under, this Agreement and the other Transaction Documents, and any other documents necessary or desirable to the implementation of any of those agreements or documents, including to any exercise of the Conversion Option; and

(iv)	the remittance to IFC or its assigns in Dollars of all monies payable with respect to the Transaction Documents;

and all those Authorizations are in full force and effect;

(d) IFC has received a legal opinion from IFC’s counsel in the Country and New York, and covering such other matters relating to the transactions contemplated by this Agreement as IFC may reasonably request;

(e) IFC has received a certification from the Auditors confirming that, as at a date not earlier than sixty (60) days prior to the date of first Disbursement, the Borrower is in compliance with the provisions of Section 6.01 (c) (Affirmative Covenants);

(f) IFC has received copies of all insurance policies required to be obtained pursuant to Section 6.04 (Insurance) and Annex A prior to the date of first Disbursement and a certification of the Borrower’s insurers or insurance agents confirming that such policies are in full force and effect and all premiums then due and payable under those policies have been paid;

(g) IFC has received the fees specified in Section 3.19 (Fees) required to be paid before the date of the first Disbursement;

(h) if IFC so requires, IFC has received the reimbursement of all invoiced fees and expenses of IFC’s counsel as provided in Section 3.27 (b) (ii) (Expenses) or confirmation that those fees and expenses have been paid directly to that counsel;

(i) IFC has received a copy of the authorization to the Auditors referred to in Section 6.01(e) (Affirmative Covenants) substantially in the form of Schedule 6;

(j) IFC has received a Certificate of Incumbency and Authority substantially in the form of Schedule 1;

(k) the Borrower has delivered to IFC evidence, substantially in the form of Schedule 4, of appointment of an agent for service of process pursuant to Section 8.05 (d) (Applicable Law and Jurisdiction);

(l) the Borrower shall have completed the tasks according to the timetable included in the CAP that are required to be completed on or before the date of the first Disbursement and in accordance with the forms of the Annual Monitoring Report, and the Status Report for the CAP, attached respectively as Schedules 9 and 5 hereto;

(m) the Borrower has supplied IFC with minutes of the meeting (as provided in its Charter) approving all terms and conditions of the Conversion Option provided for herein;

(n) the Borrower has made arrangements satisfactory to IFC for compliance with the Environmental, Health and Safety Guidelines and the Environmental and Social Policies and with local regulations, including regulations from relevant governmental authorities in the Country relevant to the Project;

(o) the Borrower has (i) registered each Transaction Document, together with its sworn translation into the Portuguese language, in the competent Registry of Titles and Deeds (Cartório de Registro de Títulos e Documentos) in the Country within twenty (20) days of their execution dates; (ii) pursuant to Law No. 6,404/76 (the Brazilian Lei das S.A.), duly recorded the execution of the Equity Rights Agreement in (A) its registered share registry book in the event such shares are registered shares, or (B) in the books of the relevant financial institution, with notation on the deposit account statement furnished to the Borrower’s shareholders, in the event such shares are book-entry shares; (iii) filed a copy of the Equity Rights Agreement at the headquarters of the Borrower; and (iv) delivered to IFC evidence of such registration in form and substance reasonably satisfactory to IFC;

(p) the IFC Security has been duly created and perfected as a first priority security interest in all assets subject to the IFC Security Documents, and all amounts owed to IFC under this Agreement are secured thereby; and IFC shall have received evidence, in form and substance satisfactory to IFC, that all filings needed to create any security interest under the IFC Security have been filed with the appropriate Authorities;

(q) in the case of the first A Loan Disbursement only, either: (i) the C Loan has been disbursed in its entirety; or (ii) the C Loan will be disbursed in its entirety at the same time as such first A Loan Disbursement; and

(r) the Borrower has provided IFC with a list of existing Liens incurred prior to the first A Loan Disbursement, in form and substance satisfactory to IFC, except for Liens that, in the aggregate, represent not more than five million Dollars ($5,000,000).

Section 5.02. Conditions of All Disbursements. The obligation of IFC to make any Disbursement, including the first Disbursement, is also subject to the conditions that:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of that Disbursement are, at the date of the relevant request, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within six (6) months of that date;

(c) since the date of this Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(d) since April 30, 2005 the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants ));

(e) the representations and warranties made in Article IV are true and correct in all material respects on and as of the date of that Disbursement with the same effect as if those representations and warranties had been made on and as of the date of that Disbursement (but in the case of Section 4.01 (c) (Representations and Warranties), without the words in parentheses);

(f) the proceeds of that Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) IFC has received (if it so requires) a legal opinion or opinions in form and substance satisfactory to IFC, of IFC’s counsel in the Country and in New York, and concurred in by counsel for the Borrower, with respect to any matters relating to that Disbursement;

(h) after giving effect to that Disbursement, the Borrower would not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including this Agreement) or by which the Borrower is bound that can reasonably be expected to have a Material Adverse Effect; or

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow;

(i) IFC has received, on a Consolidated Basis (i) the financial statements audited according to the Accounting Principles, for the Borrower’s Fiscal Year 2005; (ii) the audited financial statements for Cosan Portuária, Da Barra and FBA for the Fiscal Year 2005; and (iii) the unaudited financial statements for each of the Borrower, Cosan Portuária, Da Barra and FBA for the latest quarter prior to the relevant Disbursement;

(j) payment of all fees and expenses due to IFC at that time shall have been received (or, in the case of expenses, evidence satisfactory to IFC of the direct payment thereof shall have been received); and

(k) the Borrower shall have completed the tasks according to the timetable included in the CAP that are required to be completed on or before the date of the relevant Disbursement.

Section 5.03. Borrower’s Certification. The Borrower shall deliver to IFC with respect to each request for Disbursement:

(a) certifications, in the form included in Schedule 2, relating to the conditions specified in Section 5.02 (Conditions of All Disbursements) (other than the condition in Section 5.02 (g)) expressed to be effective as of the date of that relevant Disbursement, and in the case of Section 5.02 (d), also certified by the Auditors if IFC so requires; and

(b) such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

Section 5.04. Conditions for IFC Benefit. The conditions in Section 5.01 through Section 5.03 are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE VI

Particular Covenants

Section 6.01. Affirmative Covenants. Unless IFC otherwise agrees, the Borrower shall:

(a) carry out the Project and conduct its business with due diligence and efficiency and in accordance with sound engineering, financial and business practices;

(b) cause the financing specified in the Financial Plan to be applied exclusively to the Project;

(c) maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Borrower and its Subsidiaries and the results of their operations in conformity with the Accounting Principles;

(d) maintain at all times a firm of internationally recognized independent public accountants acceptable to IFC as auditors of the Borrower;

(e) irrevocably authorize, in the form of Schedule 6, the Auditors (whose fees and expenses shall be for the account of the Borrower) to communicate directly with IFC at any time regarding the Borrower’s accounts and operations, and provide to IFC a copy of that authorization, and, no later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IFC;

(f) upon IFC’s request, such request to be made with a two (2) day prior notice to the Borrower, and provided that in case of access to the books of account of the Borrower, as long as such access is not prohibited by the laws of the Country except if an Event of Default or Potential Event of Default is continuing or if special circumstances so require, permit representatives of IFC, during normal office hours, to:

(i)	visit any of the premises where the business of the Borrower is conducted;

(ii)	inspect all facilities comprised in the Project;

(iii)	have access to the Borrower’s books of account and records, so long as such access is not prohibited by the laws of the Country; and

(iv)	have access to those employees, contractors, subcontractors and agents of the Borrower who have or may have knowledge of matters with respect to which IFC seeks information;

(g) ensure compliance through its Subsidiaries, employees, agents, contractors and subcontractors with the Environmental and Social Policies, the Environmental, Health and Safety Guidelines, the ERS, host country laws and the CAP;

(h)	(i)	obtain and maintain in force (and where appropriate, renew in a timely manner) all Authorizations which are necessary for the implementation of the Project, the carrying out of the Borrower’s business and operations generally and the compliance by the Borrower with all its obligations under the Transaction Documents;

(ii)	obtain, promptly upon the issuance of a Notice of Conversion Option Exercise by IFC, and provide to IFC a copy of: (A) the approval by Banco Central, CVM or any other Authority in connection with the conversion of the C Loan (or the relevant part thereof) into Conversion Shares and the remittance to IFC or its assigns, in Loan Currency, of all monies payable (I) with respect to any Conversion Shares (including, without limitation, dividends on, proceeds of sale of, and amounts receivable in a liquidation, winding up or analogous proceeding of the Borrower with respect to, the Conversion Shares and any other shares received by IFC by exercise of any applicable pre-emptive rights or rights of first refusal or options or warrants, or by way of share dividends, share splits or replacement shares on or in respect of any such shares; and (II) with respect to prepayment of the C Loan, if any, required under Section 3.13 (b) (ii) (Conversion of the C Loan); (B) all corporate authorizations necessary to ensure that upon issuance of the Conversion Shares to IFC, and for so long as IFC remains a shareholder of the Borrower, IFC shall have the right to appoint an observer to the Borrower’s board of directors; and (C) any other Authorizations that may be necessary for the performance by the Borrower of its obligations in respect of the exercise of the Conversion Option;

(iii)	comply with all the conditions and restrictions contained in, or imposed on the Borrower by, those Authorizations; and

(iv)	maintain in effect at all times all corporate authorizations necessary to ensure that upon issuance of the Conversion Shares to IFC, and for so long as IFC remains a shareholder of the Borrower, IFC shall have the right to appoint an observer to the Borrower’s board of directors;

(i) from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by IFC for perfecting or maintaining in full force and effect the IFC Security, for re-registering the IFC Security or otherwise to enable the Borrower to comply with its obligations under the Transaction Documents;

(j) maintain insurance coverage for the Borrower’s business and assets, as specified in Annex A;

(k) maintain at all times on a Consolidated Basis:

(i)	a Current Ratio of not less than 1.3;

(ii)	except for Fiscal Year 2006, a Long-term Debt to Equity Ratio of not more than 1.3; and

(iii)	a Net Debt to EBITDA Ratio of not more than 3.5;

(l) ensure that each of its Subsidiaries complies with the obligations set forth in Sections 6.01 (c), and (g) and 6.02 (d), (e), (f), (g), (h), (k), (l), (n), (o), (q), and (s) and 6.04, as if they were direct obligations of each such Subsidiary (and for this purpose, if applicable, all references to the Borrower in each such provision, including in the defined terms used therein, shall be deemed to be references to the relevant Subsidiary);

(m) ensure that all Taxes due have been duly and punctually paid;

(n) starting on December 01, 2005, comply at all times with the corporate governance and disclosure requirements contained in Sections IV, V and VI of Novo Mercado, even if the Borrower’s shares are not listed on the BOVESPA; and

(o) design, construct, operate, maintain and monitor the Project and all of its facilities:

(i)	in accordance with the Environmental and Social Policies and the Environmental, Health and Safety Guidelines;

(ii)	in compliance with the CAP and environmental mitigation and management measures, as well as applicable environmental, occupational health and safety requirements, and any child labor and forced labor laws, rules and regulations (including any international treaty obligations, if any) of the Government of the Country and any provincial or local Authorities;

(iii)	in compliance with the ERS ameliorative statements and commitments; and

(iv)	complete the technical activities described in the CAP to IFC’s satisfaction on or before the required dates for completion set forth therein.

Section 6.02. Negative Covenants. Unless IFC otherwise agrees, the Borrower shall not:

(a) declare or pay any dividend, interest on capital or any shareholders’ loans unless:

(i)	in the case of dividends or interest on capital or any shareholders’ loans, such payment would be made out of Retained Earnings and the Borrower, no earlier than sixty (60) days nor later than thirty (30) days prior to doing so, certifies to IFC in writing, in the form attached as Schedule 7; and

(ii)	after giving effect to such payment:

(A)	no Event of Default or Potential Event of Default exists or is continuing;

(B)	the aggregate amount of the dividends or interest on capital paid during a Fiscal Year would not exceed fifty percent (50%) of the Net Income, on a Consolidated Basis, of the previous Fiscal Year; and

(C)	the Prospective Long-term Debt Service Coverage Ratio is not less than 1.5;

(b) incur expenditures or commitments for expenditures for fixed or other non-current assets, other than those required for carrying out the Project or necessary for repairs, replacements and maintenance of satisfactory operating conditions that are essential to the Borrower’s business or operations;

(c) incur or maintain any Debt, other than Debt (i) existing on the date of this Agreement and the Loan and (ii) any other Debt, if after the incurrence thereof the Borrower, on a Consolidated Basis would have a: (A) Current Ratio of no less than 1.3; (B) Long Term Debt to Equity Ratio of not more than 1.3, except for Fiscal Year 2006; and (C) Net Debt to EBITDA Ratio of not more than 3.5;

(d) change its capital stock or structure or reorganize the corporate structure of the Borrower, its Subsidiaries or Affiliates in any form or way that may negatively affect the Loan and/or the Borrower’s obligations under or in connection with the Loan Agreement and/or the Notes Agreement;

(e) enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction except with respect to non-speculative derivative transactions designed to protect either the Borrower or its Subsidiaries from: (i) fluctuation in the Reais/foreign currency exchange rate, in the case of debt denominated in a currency other than Reais; and (ii) fluctuations in interest rates, in the case of local debt;

(f) enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person (except, in the case of the Subsidiaries, pursuant to the Guarantee Agreement);

(g) enter into any transaction except in the Ordinary Course of Business (including, without limitation, transactions whereby the Borrower, or any of its Subsidiaries, as the case may be, might pay more than the ordinary commercial price for any purchase or might receive less than the full ex-works commercial price (subject to normal trade discounts) for its products);

(h) establish any sole and exclusive purchasing or sales agency;

(i) enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other Person except for those (i) relating to the Borrower’s stock option and compensation plan for directors and employees or (ii) made in the Ordinary Course of Business;

(j) form or have any Subsidiary except those listed in Annex B and any Subsidiary created after the date hereof which: (i) is part of the Borrower’s core business; (ii) is one hundred per cent (100%) owned or controlled by the Borrower; and (iii) shall become a party to the Guarantee Agreement;

(k) change its Charter in any manner which would be inconsistent with the provisions of any Transaction Document or the Notes Agreement;

(l) change its Fiscal Year;

(m) change the nature or scope of the Project or change the nature of its present or contemplated business or operations;

(n) sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, other than inventory, whether in a single transaction or in a series of transactions, related or otherwise, except leases otherwise (and to the extent) permitted pursuant to Section 4.14, Section 5.01 (a), and Section 5.01 (b) of the Notes Agreement (No Lease of All or Substantially All Assets), which are herein incorporated by reference;

(o) undertake or permit any merger, spin-off, consolidation or reorganization, except (i) mergers otherwise (and to the extent) permitted pursuant to Section 5.01 (a) (iii) of the Notes Agreement (Consolidation, Merger or Sale of Assets by the Company), which is herein incorporated by reference, or (ii) the spin-off provided in the Waiver Solicitation; provided, however, that upon the consummation of any transaction effected in accordance with this Section 6.02 (o), if the Borrower is not the surviving Person, the surviving Person shall execute an assignment and assumption agreement, in a form satisfactory to IFC, in order to expressly assume all of the Borrower’s obligations to IFC under this Agreement and the other Transaction Documents to which the Borrower is a party and will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower in this Agreement;

(p) terminate, amend or grant any waiver with respect to any provision of any of the Transaction Documents;

(q) subject to Section 3.06 (Mandatory Prepayment), prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan) pursuant to any provision of any agreement or note with respect to that Long-term Debt, unless that Long-term Debt is refinanced using new Long-term Debt on terms and conditions (as to interest rate, other costs and tenor) at least as favorable to the Borrower as those of the Long-term Debt being refinanced;

(r) use the proceeds of any Disbursement in the territories of any country which is not a member of the World Bank or for reimbursements of expenditures in those territories or for goods produced in or services supplied from any such country; and

(s) make (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to make) with respect to the Project or any transaction contemplated by this Agreement, any Prohibited Payment. The Borrower further covenants that should IFC notify the Borrower of its concerns that there has been a violation of the provisions of this Section or of Section 4.01(q) of this Agreement, it shall cooperate in good faith with IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC’s request.

Section 6.03. Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall:

(a) as soon as available but in any event within sixty (60) days after the end of each quarter of each Fiscal Year, deliver to IFC:

(i)	two (2) copies of the unaudited, Consolidated and unconsolidated, financial statements for such quarter, each certified by the relevant Chief Financial Officer, for each of the Borrower, Cosan Portuária, Da Barra and FBA; and

(ii)	a no-default report signed by the Borrower’s Chief Financial Officer confirming compliance with Section 6.01(k) (Affirmative Covenants) of this Agreement (including a clear methodology for the relevant calculation) or, in the event of non-compliance, including an explanation of the factors leading to such non-compliance;

(b) as soon as available but in any event within ninety (90) days after the end of each Fiscal Year, deliver to IFC:

(i)	copies of the audited Consolidated financial statements of the Borrower and unaudited financial statements for each of Cosan Portuária, Da Barra and FBA for that Fiscal Year, together with the Auditors’ report on the Borrower’s Consolidated financial statements; provided, that in the case of the Borrower, the financial statements shall be prepared in accordance with the Accounting Principles;

(ii)	a copy of the Management Letter from the Auditors with respect to that Fiscal Year for the Borrower;

(iii)	a report by the Auditors certifying that, on the basis of its financial statements, the Borrower was in compliance with the covenants contained in Section 6.01(k) (Affirmative Covenants) and Section 6.02 (Negative Covenants) as of the end of that Fiscal Year or, as the case may be, detailing any non-compliance;

(iv)	an annual operations review in a the form of Schedule 8 describing major activities and changes affecting the Borrower, such as capital investments, achievement against operational targets and market conditions, and providing a capital and operating budget for the next Fiscal Year; and

(v)	a certification from the Borrower’s and each of the Corporate Guarantor’s Chief Financial Officer that all transactions between or among the Borrower and its Affiliates were on the basis of arm’s length arrangements;

(c) deliver to IFC, promptly following receipt, a copy of any management letter or other communication sent by the Auditors (or any other accountants retained by the Borrower) to the Borrower, Cosan Portuária, Da Barra or FBA or their respective management in relation to any of the financial, accounting and other systems, management or accounts of any of them, if not provided pursuant to Section 6.03 (b) (ii);

(d) within sixty (60) days after the end of each Financial Year, deliver to IFC: (i) an Annual Monitoring Report substantially in the form of Schedule 9 (which form may be updated by IFC from time to time), confirming compliance with the applicable national requirements, the Environmental and Social Policies and the Environmental, Health and Safety Guidelines; and (ii) a CAP status report;

(e) as soon as possible but no later than three (3) Business Days after its occurrence, notify IFC of any incident or accident which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including, without limitation, explosions, spills or workplace accidents which result in death, serious or multiple injury or major pollution, specifying, in each case, the nature of the incident or accident, the on-site and off-site impacts arising or likely to arise therefrom and the measures the Borrower is taking or plans to take to address those impacts, and keep IFC informed of the on-going implementation of those measures;

(f) promptly notify IFC of any proposed change in the nature or scope of the Project or the business or operations of any of the Borrower or the Corporate Guarantors and of any event or condition which has or may reasonably be expected to have a Material Adverse Effect;

(g) promptly upon becoming aware of any litigation or administrative proceedings before any Authority or arbitral body which has or may reasonably be expected to have a Material Adverse Effect, notify IFC by facsimile of that event specifying the nature of that litigation or those proceedings and the steps the Borrower is taking or proposes to take with respect thereto;

(h) promptly upon the occurrence of an Event of Default or Potential Event of Default, notify IFC by facsimile specifying the nature of that Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy it;

(i) provide to IFC, in a timely manner, the insurance certificates and other information referred to in Section 6.04 (d) (Insurance);

(j) promptly provide to IFC such other information as IFC from time to time reasonably requests about the Borrower, the Corporate Guarantors, the Borrower’s assets and the Project;

(k) if an IPO is proposed or is expected to occur, issue and deliver to IFC a Notice of IPO not earlier than ninety (90) days and not later than thirty (30) days before the intended date thereof;

(l) following delivery of a Notice of IPO:

(i)	notify IFC promptly of the filing with the appropriate securities regulatory body of formal disclosure documentation (which shall include, without limitation, adequate disclosure regarding IFC’s rights pursuant to the Conversion Option) in connection with the proposed IPO;

(ii)	notify IFC promptly when offering documents, (which shall include, without limitation, adequate disclosure regarding IFC’s rights pursuant to the Conversion Option) relating to such proposed IPO become available to potential investors;

(iii)	if any of the relevant information referred to in the definition of “Notice of IPO” was not known at the time of issuance of such Notice of IPO or, for any other reason whatsoever, was not specified in such Notice of IPO, or, if any of the information included therein has changed, promptly issue and deliver to IFC a Notice of IPO Update containing such new or updated information (and do so more than once if required), as soon as that information is available to the Borrower;

(iv)	notify IFC in writing immediately upon any determination being made, that the relevant IPO is not going to proceed or, as applicable, is expected to occur more than ninety (90) days after the date of which the Notice of IPO was delivered to IFC; and

(v)	notify IFC in writing on the day falling ninety-one (91) days after the date of delivery to IFC of a Notice of IPO, if the relevant IPO of which notice was given in such Notice of IPO has not occurred.; and

(m) except for the Waiver Solicitation, if: (i) the Borrower engages in any material negotiation that may result in any amendment or variation of either the Notes Agreement or the Share Subscription Agreement, promptly notify IFC in writing and disclose to IFC all material aspects of such negotiation; and (ii) there occurs any amendment or variation of either the Notes Agreement or the Share Subscription, promptly provide a copy thereof to IFC; provided, that in the case of the Notes Agreement IFC’s written consent (to be given, or not given, in the exercise of IFC’s sole discretion) shall be required for any such amendment or variation of the Notes Agreement to be given effect for the purposes of the references to Sections 6.02 (n) and (o) (Negative Covenants) of this Agreement and without such written consent, the references therein shall continue to be references to the Notes Agreement as in effect on the date of this Agreement (as provided in the definition of “Notes Agreement “).

Section 6.04. Insurance.

(a) Insurance Requirements and Borrower’s Undertakings. Unless IFC otherwise agrees, the Borrower shall:

(i)	insure and keep insured, with financially sound and reputable insurers, all its assets and business against all insurable losses to include the insurances specified in Annex A and any insurance required by law;

(ii)	punctually pay any premium, commission and any other amounts necessary for effecting and maintaining in force each insurance policy;

(iii)	promptly notify the relevant insurer of any claim by the Borrower under any policy written by that insurer and diligently pursue that claim;

(iv)	comply with all warranties under each policy of insurance;

(vi)	not do or omit to do, or permit to be done or not done, anything which might prejudice the Borrower’s, or, where IFC is a loss payee or an additional named insured, IFC’s right to claim or recover under any insurance policy; and

(vii)	not vary, rescind, terminate, cancel or cause a material change to any insurance policy;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IFC shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the Borrower and to take all such steps to minimize hazard as IFC may consider expedient or necessary.

(b) Policy Provisions. Each insurance policy required to be obtained pursuant to this Section shall be on terms and conditions acceptable to IFC, and shall contain provisions to the effect that:

(i)	no policy can expire nor can it be canceled or suspended by the Borrower or the insurer for any reason (including failure to renew the policy or to pay the premium or any other amount) unless IFC and, in the case of expiration or if cancellation or suspension is initiated by the insurer, the Borrower receive at least forty-five (45) days’ notice (or such lesser period as IFC may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(ii)	where relevant, all its provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party; and

(iii)	on every insurance policy on business interruption and on the Borrower’s assets which are the subject of the IFC Security, IFC shall be named as loss payee for any claim of, or any series of claims arising with respect to the same event whose aggregate amount is, the equivalent of five million Dollars ($5,000,000) or more;

(c) Application of Proceeds.

(i)	At its reasonable discretion, IFC may remit the proceeds of any insurance paid to it to the Borrower to repair or replace the relevant damaged assets or may apply those proceeds towards any amount payable to IFC under this Agreement, including to repay or prepay all or any part of the A Loan in accordance with Section 3.05 (Prepayment of the A Loan); provided that there shall be no minimum amount or notice period for any such prepayment nor any prepayment premium.

(ii)	The Borrower shall use any insurance proceeds it receives (whether from IFC or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset.

(d) Reporting Requirements. Unless IFC otherwise agrees, the Borrower shall provide to IFC the following:

(i)	as soon as possible after its occurrence, notice of any event which entitles the Borrower to claim for an aggregate amount exceeding the equivalent of one million Dollars ($1,000,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Borrower, a copy of that policy incorporating any loss payee provisions required under Section 6.04(b)(iv) (unless that policy has already been provided to IFC pursuant to Section 5.01(f) (Conditions of First Disbursement));

(iii)	not less than ten (10) days prior to the expiry date of any insurance policy (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer that provisions naming IFC as loss payee or additional named insured, as applicable remain in effect;

(iv)	such evidence of premium payment as IFC may from time to time request; and

(v)	any other information or documents on each insurance policy as IFC reasonably requests from time to time.

ARTICLE VII

Events of Default

Section 7.01. Acceleration after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), IFC may, by notice to the Borrower, require the Borrower to repay the Loan or such part of the Loan as is specified in that notice. On receipt of any such notice, the Borrower shall immediately repay the Loan (or that part of the Loan specified in that notice) and pay all interest accrued on it, the prepayment premium specified in Section 3.05 (b) (Prepayment of the A Loan) or 3.17 (b) (Prepayment of the C Loan) on the amount of the Loan whose payment is accelerated and any other amounts then payable under this Agreement. The Borrower waives any right it might have to further notice, presentment, demand or protest with respect to that demand for immediate payment.

Section 7.02. Events of Default. It shall be an Event of Default if:

(a) the Borrower fails to pay when due any part of the principal of, interest or Additional Interest on, the Loan and such failure continues for a period of five (5) days;

(b) the Borrower fails to pay when due any part of the principal of, or interest on the senior notes issued pursuant to the Notes Agreement, and such failure to pay interest continues for more than thirty (30) days;

(c) the Borrower fails to comply with any of its obligations under this Agreement or any other Transaction Document or any other agreement between the Borrower and IFC (other than for the payment of the principal of, interest or Additional Interest on, the Loan or any other loan from IFC to the Borrower) or under the Notes Agreement, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of that failure;

(d) any IFC Security Document or any of its provisions:

(i)	is revoked, terminated, materially amended or ceases to be in full force and effect or ceases to provide the security intended, without, in each case, the prior consent of IFC;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or enforceability is challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days during which period such repudiation or challenge has no effect;

(e) any party (other than IFC or the Borrower) to a Transaction Document (other than a IFC Security Document) fails to observe or perform any of its obligations under that Transaction Document, and any such failure continues for a period of thirty (30) days after the date on which IFC notifies the Borrower of that failure;

(f) any representation or warranty made in Article IV or in connection with the execution of, or any request (including a request for Disbursement) under, this Agreement or any other Transaction Document is found to be incorrect in any material respect;

(g) any Authority condemns, nationalizes, seizes, or otherwise expropriates all or any substantial part of the property or other assets of the Borrower or the Corporate Guarantors or of its or their respective share capital, or assumes custody or control of that property or other assets or of the business or operations of the Borrower or of its share capital, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on all or a substantial part of its business or operations;

(h) a decree or order by a court is entered against the Borrower or any of the Guarantors:

(i)	adjudging it bankrupt or insolvent;

(ii)	approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or with respect to, the Borrower under any applicable law;

(iii)	appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property or other assets; or

(iv)	ordering the winding up or liquidation of its affairs;

or any petition is filed seeking any of the above and is not stayed or dismissed within thirty (30) days;

(i) the Borrower or any of the Guarantors:

(i)	requests a moratorium or suspension of payment of debts from any court;

(ii)	institutes proceedings or takes any form of corporate action to be liquidated, adjudicated bankrupt or insolvent;

(iii)	consents to the institution of bankruptcy or insolvency proceedings against it;

(iv)	files a petition or answer or consent seeking reorganization or relief under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	admits in writing its inability to pay its debts generally as they become due or otherwise becomes insolvent;

(j) an attachment or analogous process is levied or enforced upon or issued against any of the assets of the Borrower or of any of the Guarantors and is not discharged or stayed within thirty (30) days;

(k) any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Section 7.02(g) through Section 7.02(i) (subject to the grace periods provided for in such Sections);

(l) the Borrower or any of the Guarantors fails to pay any of its respective Debt (other than the Loan or Debt under the Notes Agreement) or to perform any of its respective obligations under any agreement pursuant to which there is outstanding any Debt in excess of one million Dollars ($1,000,000), and any such failure continues for more than any applicable period of grace or any such Debt becomes prematurely due and payable or is placed on demand;

(m) any Authorization necessary for the Borrower to perform and observe its obligations under any Transaction Document is not obtained when required or is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, including with respect to the remittance to IFC or its assignees, in the Loan Currency, of any amounts payable under any Transaction Document, and is not restored or reinstated within thirty (30) days of notice by IFC to the Borrower requiring that restoration or reinstatement;

(n) any Transaction Document or any of its provisions:

(i)	is revoked, terminated or ceases to be in full force and effect without, in each case, the prior consent of IFC, and that event, if capable of being remedied, is not remedied to the satisfaction of IFC within thirty (30) days of IFC’s notice to the Borrower; or

(ii)	becomes unlawful or is declared void; and

(o) any Transaction Document is repudiated or the validity or enforceability of any of its provisions at any time is challenged by any Person and such repudiation or challenge is not withdrawn within thirty (30) days of IFC’s notice to the Borrower requiring that withdrawal; provided that no such notice shall be required or, as the case may be, the notice period shall terminate if and when such repudiation or challenge becomes effective.

Section 7.03. Bankruptcy. If the Borrower, any of its Subsidiaries or any of the Corporate Guarantors is liquidated or declared bankrupt, the Loan, all interest accrued on it and any other amounts payable under this Agreement will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Borrower waives.

ARTICLE VIII

Miscellaneous

Section 8.01. Saving of Rights. (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b) No course of dealing or waiver by IFC in connection with any condition of Disbursement of the Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c) Unless otherwise notified to the Borrower by IFC and without prejudice to the generality of Section 8.01(b), the right of IFC to require compliance with any condition under this Agreement which may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d) No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 8.02. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Sections 6.03(g) and (h) (Reporting Requirements) and Section 8.05(f) (Applicable Law and Jurisdiction), any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrower:

Bairro Costa Pinto, s/n

CEP 13411-900

Caixa Postal: 1205 / 1206

Facsimile: (55) (11) 3897-9797

Attention:      Financial Director

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:      +1 (202) 974 43337

Attention:      Director, Agribusiness Department

With a copy (in the case of communications relating to payments) sent to the attention of the Senior Manager, Financial Operations Unit, at:

Facsimile:      +1 (202) 974-4371

Section 8.03. English Language. (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b) To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. IFC may, if it so requires, obtain an English translation of any document or communication received in another language other than English at the cost and expense of the Borrower. IFC may deem any such English translation to be the governing version between the Borrower and IFC.

Section 8.04. Term of Agreement. This Agreement shall continue in force until all monies payable under it have been fully paid and acquitted by IFC in accordance with its provisions.

Section 8.05. Applicable Law and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

(b) For the exclusive benefit of IFC, the Borrower irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which it is party may be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, the Borrower irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c) Nothing in this Agreement shall affect the right of IFC to commence legal proceedings or otherwise sue the Borrower in the Country or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(d) The Borrower hereby irrevocably designates, appoints and empowers National Corporate Research, with offices currently located at 225 West Thirty Fourth Street, Suite 910, New York, New York 10122, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in the State of New York in respect of this Agreement or any other Transaction Document to which the Borrower is party.

(e) As long as this Agreement remains in force, the Borrower shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding IFC may bring in New York, New York, United States of America, with respect to this Agreement or any other Transaction Document to which the Borrower is party. The Borrower shall keep IFC advised of the identity and location of such agent.

(f) The Borrower also irrevocably consents, if for any reason its authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in New York, New York, to the service of such papers being made out of the courts of the United States of America located in the Southern District of New York and the courts of the State of New York located in the Borough of Manhattan by mailing copies of the papers by registered United States air mail, postage prepaid, to the Borrower, at its address specified pursuant to Section 8.02 (Notices). In such a case, IFC shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Borrower.

(g) Service in the manner provided in Sections 8.05(d), (e) and (f) in any action, suit or proceeding will be deemed personal service, will be accepted by the Borrower as such and will be valid and binding upon the Borrower for all purposes of any such action, suit or proceeding.

(h) The Borrower irrevocably waives to the fullest extent permitted by applicable law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum;

(iii)	its right of removal of any matter commenced by IFC in the courts of the State of New York to any court of the United States of America; and

(iv)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by IFC.

(i) To the extent that the Borrower may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document to which it is a party, from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, the Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

(j) The Borrower hereby acknowledges that IFC shall be entitled under applicable law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which the Borrower is party or the transactions contemplated hereby or thereby brought against IFC in any court of the United States of America. The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other Transaction Document to which the Borrower is a party or the transactions contemplated hereby or thereby, brought against IFC in any forum in which IFC is not entitled to immunity from a trial by jury.

(k) To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement or any other Transaction Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring IFC in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 8.06. Disclosure of Information. (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrower:

(i)	to its outside counsel, auditors and rating agencies,

(ii)	upon notice to the Borrower, to any Person with a participation in or who intends to purchase a participation in a portion of the Loan, and

(iii)	upon notice to the Borrower, to any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority or discretion relevant to this Agreement or any other Transaction Document.

(b) The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 8.06 (a) does not violate any duty owed to the Borrower under this Agreement or under any such other agreement.

Section 8.07. Successors and Assignees. This Agreement binds and benefits the respective successors and assignees of the parties. However, the Borrower may not assign or delegate any of its rights or obligations under this Agreement without the prior consent of IFC.

Section 8.08. Amendments, Waivers and Consents. Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 8.09. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or pdf or other electronic means will be effective as delivery of a manually executed counterpart to this Agreement.

* signatures on following page *

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

COSAN S.A. - INDÚSTRIA E COMÉRCIO

By:	/s/ Rubens Ometto Silveira Mello	By:	/s/ Pedro Isamu Mizutani
Name:	Rubens Ometto Silveira Mello	Name:	Pedro Isamu Mizutani

Title :		Title :

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Oscar Chemerinski
Name:	Oscar Chemerinski
Title:	Senior Manager, Agribusiness Department

Witnesses:

1.-	/s/ Claudio Rechden
Name/CPF

2.-	/s/ Luiz C. Recchia
Name/CPF

ANNEX A

INSURANCE REQUIREMENTS

(See Section 6.04 (a) of the Loan Agreement)

1.	ONGOING / OPERATIONAL PHASE

a)	Fire and named perils or All Risks, based on new replacement cost of assets

b)	Third Party Liability, including Products Liability (with a minimum limit of $1 million)

2.	AT ALL TIMES

a)	All insurances required by local legislation.

ANNEX B

LIST OF EXISTING SUBSIDIARIES OF THE BORROWER

Name (Razão Social)	CNPJ No.
1. Cosan Operadora Portuária S.A	71.550.388/0001-42

2. Cosan S.A. – Refinadora de Açúcar	06.077.196/0001-07

3. FBA Franco Brasileira S.A. – Açúcar e Alcool	00.204.597/0001-96

4. Usina da Barra S.A. – Açúcar e Alcool	44.814.325/0001-83

5. Cosan Distribuidora de Combustíveis Ltda.	02.041.195/0001-43

6. Amaralina Agrícola Ltda.	04.016.922/0001-48

7. Destilaria Vale do Tietê S.A. – Destivale	44.883.999/0001-30

8. Agrícola Ponte Alta S.A.	05.495.024/0001-82

9. Agua Santa Participações S.A.	07.198.897/0001-59

SCHEDULE 1

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 1.01 and Section 5.01(j) of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Agribusiness Department

Ladies and Gentlemen:

Certificate of Incumbency and Authority

With reference to the Loan Agreement between us, dated June 28,2005 (the “Loan Agreement”) I, the undersigned [Chairman/Director] of Cosan S.A.—Indústria e Comércio, (the “Borrower”), duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons [each] [any two] of whom are, and will continue to be, authorized:

(a) to sign on behalf of the Borrower the requests for the disbursement of funds provided for in Section 3.02 and Section 3.08 of the Loan Agreement ;

(b) to sign the certifications provided for in Section 5.02 and Section 5.03 of the Loan Agreement; and

SCHEDULE 1

(c) to take any other action required or permitted to be taken, done, signed or executed under the Loan Agreement or any other agreement to which IFC and the Borrower may be parties.

*Name	Office
Specimen Signature

You may assume that any such person continues to be so authorized until you receive authorized written notice from the Borrower that they, or any of them, is no longer so authorized.

Yours truly,

Cosan S.A. - Indústria e Comércio

By
[Chairman/Director]

*	Designations may be changed by the Borrower at any time by issuing a new Certificate of Incumbency and Authority authorized by the Board of Directors of the Borrower where applicable.

SCHEDULE 2

FORM OF REQUEST FOR DISBURSEMENT [A] [C](LOAN)

(See Section 3.02, Section 3.08 and Section 5.03 of the Loan Agreement)

[Borrower’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Director, Agribusiness Department

Ladies and Gentlemen:

Investment No. 22819

Request for [A] [C] Loan Disbursement No. [    ]*

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated June 28, 2005, between Cosan S.A.—Indústria e Comércio (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. The Borrower irrevocably requests the disbursement on                     ,          (or as soon as practicable thereafter) [if an A Loan Disbursement, insert the following text] [of the amount of                              (            ) under the [A] Loan (the “Disbursement”)] [if the C Loan Disbursement, insert the following text] [of the entire amount of the C Loan, or twenty million Dollars ($20,000,000) (the “Disbursement”),] in accordance with the provisions of [Section 3.02][Section 3.08] of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [Name of Borrower] [Name of correspondent Bank], Account No.                      at [Name and Address of Bank] [for further credit to the Borrower’s Account No.                      at [Name and address of Bank] in [city and country].

*	Each to be numbered in series.

SCHEDULE 2

3. There is enclosed a signed [, stamped,] but undated receipt for the amount of the Disbursement. The Borrower authorizes IFC to date such receipt with the date of actual disbursement by IFC.

4. For the purpose of Section 5.02 and Section 5.03 of the Loan Agreement, the Borrower certifies as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the proceeds of the Disbursement are, at the date hereof, needed by the Borrower for the purpose of the Project, or will be needed for that purpose within six (6) months of the date hereof;

(c) since the date of the Loan Agreement nothing has occurred which has or can reasonably be expected to have a Material Adverse Effect;

(d) since [the date of the latest financial statements] the Borrower has not incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.02 (Negative Covenants ) of the Loan Agreement);

(e) the representations and warranties made in Article IV of the Loan Agreement are true and correct in all material respects on and as of the date hereof and will be true on and as of the date of Disbursement with the same effect as if those representations and warranties had been made on and as of each such date (but in the case of Section 4.01 (c), without the words in parentheses);

(f) the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country which is not a member of the World Bank or for goods produced in or services supplied from any such country;

(g) after giving effect to the Disbursement, the Borrower will not be in violation of:

(i)	its Charter;

(ii)	any provision contained in any document to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound that can reasonably be expected to have a Material Adverse Effect; or

SCHEDULE 2

(iii)	any law, rule, regulation, Authorization or agreement or other document binding on the Borrower directly or indirectly limiting or otherwise restricting the Borrower’s borrowing power or authority or its ability to borrow;

(h) IFC has received, on a Consolidated Basis: (i) the financial statements audited according to the Accounting Principles, for the Borrower’s Fiscal Year 2005; (ii) the audited financial statements for Cosan Portuária, Da Barra and FBA for the Fiscal Year 2005; and (iii) the unaudited financial statements for each of the Borrower, Cosan Portuária, Da Barra and FBA for the latest quarter ended prior to the date hereof;

(i) payment of all fees and expenses due to IFC prior to or on the date of the requested Disbursement have been paid to IFC; and

(j) the Borrower has completed the tasks according to the timetable included in the CAP that are required to be completed on or before the date of the requested Disbursement.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement. If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

Cosan S.A. - Indústria e Comércio

By
Authorized Representative

Copy to:	Manager, Financial Operations Unit
International Finance Corporation

SCHEDULE 3

FORM OF [A][C] LOAN DISBURSEMENT RECEIPT

(See Section 3.02 or Section 3.08 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention: Manager, Financial Operations Unit

Ladies and Gentlemen:

Investment No. 22819

Disbursement Receipt No. [    ]* ([A][C] Loan)

We, Cosan S.A. Indústria e Comércio, hereby acknowledge receipt on the date hereof, of the sum of                  (        ) disbursed to us by International Finance Corporation (“IFC”) under the [A] [C] Loan of                  (        ) provided for in the Loan Agreement dated June 28, 2005 between our company and International Finance Corporation.**

Yours truly,

Cosan S.A. Indústria e Comércio

By
Authorized Representative***

*	To correspond with number of the Disbursement request. See Schedule 2.
**	Please note that in some jurisdictions one has to be able to prove amounts disbursed.
***	As named in the Borrower’s Certificate of Incumbency and Authority (see Schedule 1).

SCHEDULE 4

FORM OF SERVICE OF PROCESS LETTER

[Letterhead of Agent for Service of Process]

(See Section 5.01 (k) of the Loan Agreement)

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Director, Agribusiness Department

Re: Brazil/Cosan

Dear Sirs:

Reference is made to Section 8.05 (d) of the Loan Agreement dated                      (the “Loan Agreement”) between Cosan S.A. Indústria e Comércio (the “Borrower”) and International Finance Corporation (“IFC”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning specified in the Loan Agreement.

Pursuant to Section 8.05(d) of the Loan Agreement, the Borrower has irrevocably designated and appointed the undersigned, National Corporate Research, with offices currently located at 225 West Thirty Fourth Street, Suite 910, New York, New York 10122, as its authorized agent to receive for and on its behalf service of process in any legal action or proceeding with respect to the Loan Agreement in the courts of the United States of America for the Southern District of New York or in the courts if the State of New York located in the Borough of Manhattan.

SCHEDULE 4

The undersigned hereby informs you that it has irrevocably accepted that appointment as process agent as set forth in Section 8.05 (d) of the Loan Agreement, from                 1 until [March 15, 2013] and agrees with you that the undersigned (i) shall inform IFC promptly in writing of any change of its address in New York, (ii) shall perform its obligations as such process agent in accordance with the relevant provisions of Section 8.05 of the Loan Agreement, and (iii) shall forward promptly to the Borrower any legal process received by the undersigned in its capacity as process agent.

As process agent, the undersigned and its successor or successors agree to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations as provided under Section 8.05 (d) of the Loan Agreement.

Very truly yours,

National Corporate Research

By
Title:

cc: [Borrower]

[1]	Insert date of effectiveness of appointment.

SCHEDULE 5

CAP STATUS REPORT

Task Description	Output	Required Completion/Submittal Date

1.      Commence an Occupational Health and Safety Audit. With external assistance conduct an occupational health and safety audit of Cosan sugar milling operations to define gaps between the requirements of IFC’s Occupational Health and Safety guideline and actual operations. Define top priority corrective measures that contribute to lost time accidents and fatalities. Implement required corrective measures to close the identified gaps.

	IFC receipt of audit report and list of corrective measures and proposed schedule for implementation of required measures to close top priority gaps between actual operations and IFC guideline requirements.	Initiate by December 2005 Finish by May 2006

2. Complete Occupational Health and Safety Audit-Identified Corrective Actions. Complete required corrective measures to close Occupational Health and Safety audit-identified gaps.	IFC receipt of Management-certified completion of top priority corrective measures required to comply with IFC Occupational Health and Safety guideline.	Initiate May 2006 Finish by May 2007

3.      Establish Integrated Corporate Management Unit for Social and Environmental Affairs, Quality, and Occupational Health and Safety Management. Hire qualified environmental and social affairs, quality, and occupational health and safety manager and staff for Cosan corporate operations.

	Provide copies of internal memoranda signed by Cosan highest-level management announcing the establishment of management unit, hiring of managers and coordinators, purpose for and the objectives of the unit. Submit CVs for assigned staff.	Corporate Environmental Manager Appointed until August 2005

4.      Appoint Qualified Social and Environmental Affairs, Quality, and Occupational Health and Safety Coordinators for Each Cosan Sugar Mill. Appoint qualified professionals to the position of environmental and social affairs, quality, and occupational health and safety coordinator for each Cosan mill. Establish communication and reporting relationships with the Corporate Social and Environmental Affairs, Quality, and Occupational Health and Safety Management.

	Provide copies of internal memoranda announcing the establishment of management positions, hiring of coordinators, purpose for and the objectives of the environmental unit in each mill.	Responsible environmental officials at each mill appointed as soon as possible (before August 2005)

5.      Develop Social and Environmental Affairs, Quality, and Occupational Health and Safety Management Policy Statement. Develop statement of vision and mission for social (including labor practices) and environmental affairs, quality, and occupational health and safety management.

Provide copy of approved policy statement for IFC endorsed by Cosan highest-level management.	August 2005

6.      Develop and Implement an Integrated Management System for Social and Environmental Affairs, Quality, and Occupational Health and Safety Management. Establish an integrated, systematic management program based upon internationally recognized management systems such as ISO 9001-2000. Design the system to ensure compliance with Sao Paulo state and Brazilian federal regulations and IFC policies and guidelines requirements.

This activity to be implemented according to a 4 stage process as follows:

Stage 1 – conceptual design of the management system

Stage 2 – Detailed development of system procedures

Stage 3 – Initial audit of all activities and installations (against standards defined in the system and as per established procedures)

Stage 4 – Implementation of the management system

Stage 1 – provide copy of the report describing the management system to IFC.

Stage 2 – Provide copies of procedures manual for IFC.

Stage 3 – Provide IFC with list of all corrective actions required by the initial audit and detailed schedule.

Stage 4 – Submit progress report demonstrating complete implementation of all procedures.

Stage 1 – by end of October 2005. Stage 2 – concluded April 2006. Stage 3 – June 2006. Stage 4 – June 2007.

7.      Develop and Implement Environmental Monitoring Program. As part of the integrated management system for environmental and social affairs and occupational health and safety, develop monitoring protocols, commence quantitative data collection activities to characterize air emissions, wastewater discharges to surface water, and other emissions to the environment.

Four main tasks are included in this item.

Task 1 - Submit report on effluent discharge base-line conditions and water quality of receiving body.

Task 2 - Complete monitoring campaign of all effluent discharges and receiving body water quality (upstream and downstream) and submit results.

Task 3 - Submit results of CO, CO2, NOx base-line measurements on all point sources.

Task 4 - Submit results of particulate matter base-line measurements on all point sources.

Task 1 – September 2005. Task 2 – April 2006. Task 3 – August 2006. Task 4 – 25% by August 2006. – 25% by August 2007. – 25% by August 2008. – 25% by August 2009.

8.      Conduct Emissions GAP analysis. Once the monitoring program has been conducted, provide IFC with quantitative data report for emissions monitoring; identify all emissions out of compliance with IFC guideline requirements; prepare corrective action plan describing ameliorative measures and proposed completion date for implementation.

Submit reports including proposed corrective measures and proposed schedule for implementing corrective measures to IFC.

Report on corrective actions regarding effluent discharges – April 2006.

Report on corrective action regarding CO, CO2 and NOx emissions – August 2006.

Reports on corrective action regarding particulate matter emissions – gradually, on August 2006, August 2007, August 2008 and August 2009.

9.      Complete Corrective Measures to Bring all Emissions to the Environment into Compliance with IFC guideline requirements. Complete all corrective measures to reduce air and liquid effluent emissions to levels mandated by IFC guidelines.

Documented completion of required corrective measures.

Effluent discharge corrective actions to be executed during pre-harvest periods, with reports documenting conclusion in December 2006, December 2007 and December 2008.

Air emission corrective actions to be initiated in August 2006 – schedule dependent on scope.

10.    Prepare and submit Proposed Consolidated Annual Environmental Monitoring Report (AMR) format for IFC approval. Devise and submit proposed annual monitoring report format to IFC. Report should be designed to facilitate IFC’s understanding of the compliance status of all operating mills, outstanding compliance issues and target resolution dates, and the results of benchmarking activities among Cosan sugar mills and other operations. Report should also include the results of internal audits carried out to define shortcomings and required corrective measures to bring operations into compliance with Brazilian regulatory and IFC guideline requirements. The report should be designed to have maximum utility for Cosan management and informational brevity for IFC.

Submit Proposed Format to IFC for Approval.	Condition of First Disbursement

11.    Submit Consolidated Annual Environmental Monitoring Report (AMR) for IFC. Submit previously approved consolidated environmental reporting format for all of Cosan’s sugar mills. Report shall be designed to facilitate IFC’s understanding of the compliance status of all operating mills, outstanding compliance issues and target resolution dates, and the results of benchmarking and internal auditing activities among Cosan sugar mills. The report should be prepared for maximum utility for Cosan management and informational brevity for IFC.

	Receipt of AMR as designed.	May 2006

12. Obtain ISO 9001-2000 certification for the San Francisco Mill and the Santos Port	Submit documentation demonstrating certification.	Condition of First Disbursement

13. Obtain ISO 9001-2000 and OHSAS 18000 certification for 25% of Cosan industrial facilities.	Submit documentation demonstrating certification.	June 2006

14. Obtain ISO 9001-2000 and OHSAS 18000 certification for 50% of Cosan industrial facilities.	Submit documentation demonstrating certification.	June 2007

15. Obtain ISO 9001-2000 and OHSAS 18000 certification for 75% of Cosan industrial facilities.	Submit documentation demonstrating certification.	June 2008

16. Obtain ISO 9001-2000 and OHSAS 18000 certification for 100% of Cosan industrial facilities.	Submit documentation demonstrating certification.	June 2009

17. Initiate ISO 14001 certification process.	Submit report with planned certification schedule.	June 2007

SCHEDULE 6

FORM OF LETTER TO BORROWER’S AUDITORS

(See Section 5.01(i) and Section 6.01(e) of

the Loan Agreement)

[Borrower’s Letterhead]

[Date]

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

We hereby authorize and request you to give to International Finance Corporation of 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433, United States of America (“IFC”), all such information as IFC may reasonably request with regard to the financial statements of the undersigned company, [along with those of its subsidiaries, Cosan Operadora Portuária S.A. (“Cosan Portuária”), FBA Franco Brasileira de Açúcar e Alcool S.A. (“FBA”) and Usina da Barra S.A. Açúcar e Álcool (“Da Barra”)] both audited and unaudited. We have agreed to supply that information and those statements under the terms of a Loan Agreement between the undersigned company and IFC dated June 28, 2005 (the “Loan Agreement”). For your information we enclose a copy of the Loan Agreement.

We authorize and request you to send two copies of the audited accounts of [each of] the undersigned company [Cosan Portuária, FBA and Da Barra] to IFC to enable us to satisfy our obligation to IFC under Section 6.03 (b) (i) of the Loan Agreement. When submitting the same to IFC, please also send, at the same time, a copy of your full report on such accounts in a form reasonably acceptable to IFC.

Please note that under Section 6.03 (b) (ii) and (iii) and Section 6.03 (c) of the Loan Agreement, we are obliged to provide IFC with:

(a) a copy of the annual and any other management letter or other communication from you to the undersigned company [Cosan Portuária, FBA or Da Barra] or [its] [their] management commenting on, among other things, the adequacy of financial control procedures and accounting and management information system; and

SCHEDULE 6

(b) a report by you certifying that, based upon its audited financial statements, the undersigned company was in compliance with the [financial covenant contained in Section 6.01(k) and the other covenants contained in Section 6.02] of the Loan Agreement as at the end of the relevant Financial Year or, as the case may be, detailing any non-compliance.

Please also submit each such communication and report to IFC with the audited accounts.

For our records, please ensure that you send to us a copy of every letter which you receive from IFC immediately upon receipt and a copy of each reply made by you immediately upon the issue of that reply.

Yours truly,

Cosan S.A. Indústria e Comércio

By
Authorized Representative

Enclosure

cc:	Director
Agribusiness Department
International Finance Corporation
2121 Pennsylvania Avenue, N.W.
Washington, D.C. 20433
United States of America

SCHEDULE 7

FORM OF BORROWER’S CERTIFICATION ON DISTRIBUTION OF DIVIDENDS

(See Section 6.02(a) of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation	[Date]

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

Attention: Director, Agribusiness Department

Re: Brazil/Cosan

Dear Sirs:

1. Please refer to the Loan Agreement (the “Loan Agreement”) dated June 28, 2005 between Cosan S.A. Indústria e Comércio (the “Borrower”) and International Finance Corporation (“IFC”). Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2. This is to inform you that the Borrower plans a distribution of dividends to its shareholders [insert other appropriate description, if applicable, and revise (ii)(B) below and the concluding paragraph accordingly] in the aggregate amount of                  (        ), such distribution to commence on or about                 ,         . Pursuant to Section 6.02 (a) of the Loan Agreement, the Borrower hereby certifies that, as at the date hereof:

(i)	such payment is to be made out of Retained Earnings;

(ii)	after giving effect to such payment:

(A)	no Event of Default or Potential Event of Default will exist or be continuing;

(B)	the aggregate amount of the dividends paid during the current Fiscal Year will not exceed fifty percent (50%) of Net Income, on a Consolidated Basis, of the previous Fiscal Year; and

(C)	the Prospective Long Term Debt Service Coverage Ratio will not be less than 1.5;

SCHEDULE 7

The Borrower undertakes not give effect to the proposed distribution or any part thereof if, at the time of so doing or after giving effect to it, the Borrower could not certify the matters referred to in section 2 of this certification.

Yours truly,

Cosan S.A. – Indústria e Comércio

By
Authorized Representative

SCHEDULE 8

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS

(See Section 6.03 (b) (iii) of the Loan Agreement)

(1)	Shareholdings. Information on significant changes in share ownership of Borrower, the reasons for such changes, and the identity of major new shareholders.

(2)	Country Conditions and Government Policy. Report on any material changes in local conditions, including government policy changes, that directly affect the Borrower (e.g. changes in government economic strategy, taxation, foreign exchange availability, price controls, and other areas of regulations.)

(3)	Management and Technology. Information on significant changes in (i) the Borrower’s senior management or organizational structure, and (ii) technology used by the Borrower, including technical assistance arrangements.

(4)	Corporate Strategy. Description of any changes to the Borrower’s corporate or operational strategy, including changes in products, degree of integration, and business emphasis.

(5)	Markets. Brief analysis of changes in Borrower’s market conditions (both domestic and export), with emphasis on changes in market share and degree of competition.

(6)	Operating Performance. Discussion of major factors affecting the year’s financial results (sales by value and volume, operating and financial costs, profit margins, capacity utilization, capital expenditure, etc.).

(7)	Financial Condition. Key financial ratios for previous year, compared with ratios covenanted in the Loan Agreement.

SCHEDULE 9

FORM OF ANNUAL MONITORING REPORT

(See Section 6.03(d) of the Loan Agreement)

INTERNATIONAL FINANCE CORPORATION

Environmental and Social Performance

Annual Monitoring Report (AMR)

COSAN

Brasil

22819

Reporting Period: (month/year) through (month/year)

amr completion date: (day/month/year)

Environment and Social Development Department

2121 Pennsylvania Avenue, NW

Washington, DC 20433 USA

www.ifc.org/enviro

(i) Introduction

The Annual Monitoring Report

IFC’s Investment Agreement requires COSAN to prepare a comprehensive Annual Monitoring Report (AMR) for COSAN facilities and operations. This document comprises IFC’s preferred format for environmental and social performance reporting. The AMR informs the Environment and Social Development Department about the environmental and social state of the investment.

b. Preparation Instructions

The following points should assist you in completing this form. Please be descriptive in your responses and attach additional information as needed.

•	IFC’s Investment Agreement requires designated COSAN personnel to complete and submit annual environmental and social monitoring reports in compliance with the schedule stipulated in the Investment agreement.

•	COSAN must report qualitative and quantitative project performance data each year of the investment for the environmental and social monitoring parameters included in this report format.

•	The main purpose of completing this form is to provide the following information:

1.	Environmental and Social Management

2.	Occupational Health and Safety (OHS) Performance

3.	Significant Environmental and Social Events

4.	General Information and Feedback

5.	Sustainability of Project and Associated Operations

6.	Compliance with World Bank Group and local environmental requirements as specified in the Investment Agreement

7.	Compliance with World Bank Group and local social requirements as specified in the Investment Agreement

8.	Data Interpretation and Corrective Measures

9.	Progress on implementing the Corrective Action Plan (CAP) agreed with IFC (if applicable)

Specialist Contact Information

If you have any questions regarding the AMR or wish to discuss completion of the AMR please contact the following Investment Officer or Portfolio Manager.

Investment Officer	Name: Marcelo Lessa Telephone Number: 202 - 473-3376 Facsimile Number: Email: Mlessa@ifc.org

Portfolio Manager	Name: Telephone Number: Facsimile Number: Email:

(ii) 1 ENVIRONMENTAL AND SOCIAL MANAGEMENT

1.1 AMR Preparer

To be completed by COSAN authorized representative	Name and Title: Phone: Fax: Email:

COSAN Information	COSAN office physical address: COSAN web page address:

I certify that the data contained in this AMR completely and accurately represents COSAN operations during this reporting period. I further certify that analytical data summaries2 incorporated in Section 6 are based upon data collected and analyzed in a manner consistent with the World Bank Group’s Pollution Prevention and Abatement Handbook, Monitoring.3

COSAN Employee Name Signature

Name of Third Party Organization and Signature

[2]	Raw analytical data upon which summaries are based should not be submitted with this AMR but must be preserved by COSAN and presented to IFC upon demand.
[3]	Pollution Prevention and Abatement Handbook

Representative Certifying This Document

1.2 Environmental Responsibility Chart

Please name the individuals in the company who hold responsibility for environmental and social performance (e.g. Environment Manager, Occupational Health and Safety Manager, Community Relations Manager) and give their contact information (Name, Address, Telephone Number, Fax Number, E-mail Address).

1.3 Summary of Current Operations

Describe company operations and level of business activity. Describe any significant changes since the last report in the company or in day-to-day operations that may affect environmental and social performance. Describe any management initiatives (e.g. ISO 14001, ISO 9001, OHSAS 18001, or equivalent Quality, Environmental and Occupational Health and Safety certifications).

(iii) 2 OCCUPATIONAL HEALTH AND SAFETY PERFORMANCE (OHS)

COSAN personnel are required to monitor, record, and report occupational health and safety incidents and workplace conditions (air quality and physical parameters, which are potentially impacted by industrial processes) throughout the reporting period.

2.1 Brazilian Compliance

Please list any reports submitted to Brazilian authorities, e.g. on OHS, fire and safety inspections, compliance monitoring, emergency exercises, as well as comments received and corrective actions taken. Brazilian authority monitoring and inspections with subsequent actions taken shall also be summarized and reported.

If any of the information requested in the AMR (Section 2.2—Section 2.4) is contained in reports sent to Brazilian authorities, please submit the applicable section of the report.

2.2 Workplace Monitoring

Please prepare an Occupational Health and Safety Monitoring Report in the following format. Workplace monitoring must take place while COSAN facilities are in operation. Please complete a workplace table for each monitoring station in your operations, as defined below.

Workplace Monitoring Station Number	Workplace Monitoring Description (Name)	Location4
Station 1
Station 2
Station 3
Station 4

Station Number:

Workplace Monitoring Parameter	Sample Collection and Analysis Frequency	WBG/IFC Maximum5 Threshold Limit Value (TLV-TWA)6	COSAN Performance in WBG/IFC units Annual average of quarterly samples	Brazilian Regulatory Limits and Units	COSAN Performance in Brazilian units Annual average of quarterly samples
Workplace Respirable Air Concentrations

[4]	For each Workplace Monitoring Report provide a building or workplace drawing and define the area of influence and affected employees.
[5]	Maximum limits from IFC Guidelines and the NIOSH Pocket Guide to Chemical Hazards
[6]

TLV-TWA (Threshold Limit Value-Time Weighted Average): The time-weighted average concentration for a conventional 8-hour workday and a 40-hour workweek, to which nearly all workers may be exposed, day after day, without adverse effect.

Workplace Monitoring Parameter	Sample Collection and Analysis Frequency	WBG/IFC Maximum5 Threshold Limit Value (TLV-TWA)6		COSAN Performance in WBG/IFC units Annual average of quarterly samples		Brazilian Regulatory Limits and Units	COSAN Performance in Brazilian units Annual average of quarterly samples
Particulate (Inert or Nuisance Dust)	Quarterly	10 mg/m3		mg/m3

Workplace Noise	Quarterly

Heavy industry (no demand for oral communication)		85 dB	(A)	dB	(A)

Light industry (decreasing demand for oral communication)		50-65 dB	(A)	dB	(A)

Open offices, control rooms, service counters or similar		45-50 dB	(A)	dB	(A)

Workplace Monitoring Parameter	Sample Collection and Analysis Frequency	WBG/IFC Maximum5 Threshold Limit Value (TLV-TWA)6	COSAN Performance in WBG/IFC units Annual average of quarterly samples	Brazilian Regulatory Limits and Units	COSAN Performance in Brazilian units Annual average of quarterly samples
Heat Exposure, continous work	Quarterly

Minimum to light work load		29.5 oC	oC

Moderate work load (walking, standing, use of hand tools)		27.5 oC	oC

High work load (heavy burdens, intensive use of tools)		26.0 oC	oC

Very high work load (high speed intensive and heavy work)		25.0 oC	oC

Workplace Monitoring Parameter	Sample Collection and Analysis Frequency	WBG/IFC Maximum5 Threshold Limit Value (TLV-TWA)6	COSAN Performance in WBG/IFC units Annual average of quarterly samples	Brazilian Regulatory Limits and Units	COSAN Performance in Brazilian units Annual average of quarterly samples
Illumination Intensity	Quarterly

Emergency light		10 Lux	Lux

Outdoor non working areas		20 Lux	Lux

Simple orientation and temporary visits (machine storage, garage, warehouse)		50 Lux	Lux

Workspace with occasional visual tasks only (corridors, stairways, lobby, elevator, auditorium, etc.)		100 Lux	Lux

Medium precision work (simple assembly, rough machine works, welding, packing, etc.)		200 Lux	Lux

Precision work (reading, moderately difficult assembly, sorting, checking, medium bench and machine works, etc.), offices.		500 Lux	Lux

High precision work (difficult assembly, sewing, color inspection, fine sorting etc.)		1,000 –3,000 Lux	Lux

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For workplace monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..
2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.
3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

2.3 Incident Statistics Monitoring

Please report on incidents during the reporting year for COSAN. Contractor employees are required to adhere to comparable occupational health and safety standards. If COSAN uses contractor employees, please also report any contractor employee incidents. Expand or shrink the tables as needed.

1.	Total Amounts

	This reporting period		Reporting period- 1 year ago		Reporting period- 2 years ago
2. Report TOTAL numbers for each parameter	COSAN employees	Contractor employees	COSAN employees	Contractor employees	COSAN employees	Contractor employees

Employees

Man-hours worked

Fatalities

Non-fatal injuries7

Lost workdays8

Vehicle collisions9

Incidence10

[7]	Incapacity to work for at least one full workday beyond the day on which the accident or illness occurred.
[8]

Lost workdays are the number of workdays (consecutive or not) beyond the date of injury or onset of illness that the employee was away from work or limited to restricted work activity because of an occupational injury or illness.

[9]

Vehicle Collision: When a vehicle (device used to transport people or things) collides (comes together with violent force) with another vehicle or inanimate or animate object(s) and results in injury (other than the need for First Aid) or death.

[10]	Calculate incidence using the following equation: incidence= total lost workdays/ 100,000 man-hours worked.

Use the total lost workdays to calculate the incidence for this reporting period, reporting periods 1 year ago and 2 years ago, as required above.

2.	Fatality details for this reporting period

COSAN employees or contractor employees?	Time of death after accident (e.g. immediate, within a month, within a year)	Cause of fatality	Corrective measures to prevent reoccurrence

3.	Non-fatal injuries details for this reporting period

COSAN employees or contractor employees?	Total workdays lost	Description of injury	Cause of accident	Corrective measures to prevent reoccurrence

4.	Vehicle collision details for this reporting period

COSAN employees or contractor employees?	Cause of collision	Corrective measures to prevent reoccurrence

5.	Training for this reporting period

COSAN employees or contractor employees?	Description of training	Number of employees that attended

2.4 Life and Fire Safety

Please complete the following table for COSAN’s operations.

COSAN Fire Safety Verification Activities	Mandatory Frequency	Date(s) Performed	Observed Deficiencies11	Corrective Actions and Schedule For Implementation12
Fire Drills	Minimum: three (3)/year

Inspect and certify fire detection and suppression electrical and mechanical systems.	Minimum: one (1)/year

Inspect, refill/recharge portable fire extinguisher	Minimum: two (2) inspections/ year

2.5 Significant OHS Events

Please explain any significant Occupational Health and Safety events not covered in the above OHS tables. The report could include proposed revision of the OHS Management System (if applicable), revised quantitative objectives, action plans for technical improvements, and planned training activities.

[11]	Attach additional sheets as needed to fully describe observed deficiencies.
[1][2]	Attach additional sheets as needed to fully describe corrective actions and implementation.

(i) 3 Significant Environmental and Social Events

COSAN personnel are required to report all environmental and social events13 that may have caused damage; caused health problems; attracted the attention of outside parties; affected project labor or adjacent populations; affected cultural property; or created COSAN and/or COSAN liabilities.

Attach photographs, plot plans, newspaper articles and all relevant supporting information that IFC will need to be completely familiar with the incident and associated environmental and social issues.

Please report on the following topics, expanding or collapsing the table where needed.

Date of event	Event description	Affected people/ environment	Reports sent to IFC and/ or local regulatory agencies	Corrective actions (including cost and time schedule for implementation)

(ii) 4 GENERAL INFORMATION AND FEEDBACK

Provide any additional information including the following:

1.	In detail, describe print or broadcast media attention given to COSAN during this reporting period.

[1][3]

Examples of significant incidents follow. Chemical and/or hydrocarbon materials spills; fire, explosion or unplanned releases; industrial injuries; fatalities including transportation; ecological damage/destruction; local population disruption; disruption of emissions or effluent treatment; legal/administrative notice of violation; penalties, fines, or increase in pollution charges; negative media attention; chance cultural finds; labor unrest or disputes.

2.	In detail, describe interactions with non-governmental organizations (NGOs) or public scrutiny of COSAN.

3.	Describe COSAN public relations efforts (e.g. establishment of a web page, hiring of community liaison officer)

4.	Suggest ways and means to improve information exchange and interactions with IFC professionals.

(iii) 5 SUSTAINABILITY OF PROJECT AND ASSOCIATED OPERATIONS

IFC has developed a framework to help assess the development impacts of our investments. Many of our projects take on initiatives, develop processes, or install equipment that exceeds IFC’s environmental and social requirements. This framework permits us to rate project performance in various areas. Over the past year, has COSAN made changes to operations or participated in any efforts that have impacted COSAN’s organization in the following areas?

•	Implemented an environmental management system (if not already established)

•	Published an environment/sustainability or a corporate social responsibility report (please send copy or provide web link)

•	Established formal and regular consultation with local community and other stakeholders

•	Decreased use of resources, increased emission controls, or increased by-product recycling

•	Marketing of products or services that are specifically environmentally friendly

•	Worked to improve local supplier relationships or provided technical assistance to suppliers

•	Programs to benefit the local community

•	Employee programs - training, health, safety

If so, please offer details so we can assess your performance beyond our compliance criteria.

6 ENVIRONMENT MODULES

6.1. Point Source Air Emissions

Point Source Air Emissions refers to the air flow out from a specific location on the project site. These emissions can come from points such as process stacks, power generation stacks and vents.

COSAN is required to collect representative samples of point source air emissions and submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports are required for each point source air emissions monitoring point. Monitoring should take place while facility is operating.

Please provide Brazilian maximum levels in Brazilian units in the table below.

Monitoring Point Location:

Point Source Emissions Monitoring Point	Point Source Monitoring Description	Location14
1
2
3
4
etc

Point Source Air Emissions:

Point Source Air Emission Parameters	Collection Frequency	WBG/IFC Maximum Levels (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of quarterly samples	Brazlian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of quarterly samples
Particulate Matter (PM10) ≥ 200 million BTU/hour equivalent heat input	Quarterly	50 mg/Nm3	mg/Nm3

Particulate Matter (PM10) < 200 million BTU/hour equivalent heat input	Quarterly	100 mg/Nm3	mg/Nm3

[1][4]	Provide latitude, longitude of the point source air discharge point. Alternatively provide a scaled facility map showing the precise location of the monitoring points.

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For point source air emission monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..
2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.
3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

6.2. Ambient Air

Ambient Air refers to any unconfined portion of the atmosphere and is also termed open air or surrounding air.15 Ambient monitoring is carried out for a variety of reasons, including assessment of environmental problems and evaluation of interventions.

COSAN is required to collect representative samples of ambient air (e.g. northbound, southbound, eastbound and/or westbound) and submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports will be required for each ambient air monitoring point. Monitoring should take place while facility is operating.

Please provide Brazilian maximum levels in Brazilian units in the table below.

[1][5]	Pollution Prevention and Abatement Handbook, Glossary of Environmental Terms

Monitoring Point Location:

Ambient Air Emissions Monitoring Point	Ambient Air Emissions Monitoring Description	Location16
1
2
3
4
Etc

Ambient Air Emissions Monitoring:

Ambient Air Parameters	Collection Frequency	WBG/IFC Maximum Levels17 (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of quarterly samples	Brazilian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of quarterly samples
Particulate Matter (PM10) Annual Arithmetic Mean	Quarterly	50 µg/m3	µg/m3

Particulate Matter (PM10) Maximum 24-hour Average	Quarterly	70 µg/m3	µg/m3

Odor Is odor acceptable to neighbors? Y/N	Quarterly

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

[1][6]	Provide latitude, longitude of the ambient air monitoring point. Alternatively provide a scaled facility map showing the precise location of the monitoring points.
[17]	Some of the maximum levels values were taken from the following source: Online NIOSH Pocket Guide to Chemical Hazards, National Institute for Occupational Safety and Health, 2002.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For ambient air emission monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..
2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.
3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

6.3. Drinking and Process Water

Drinking and Process Water refers to the water used in COSAN’s operations. The health of employees and quality of products is maintained by knowing the quality of incoming water.

COSAN is required to collect representative samples of drinking and process water from the distribution system and submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports will be required for each drinking and process water monitoring point. Monitoring should take place while facility is operating.

Please provide Brazilian maximum levels in Brazilian units in the table below.

Monitoring Point Location:

Drinking and Process Water Monitoring Point	Drinking and Process Water Monitoring Description	Location18
1
2
3
4
etc

[1][8]	Provide latitude, longitude of the drinking and process water monitoring point. Alternatively provide a scaled facility map showing the precise location of the monitoring points.

Drinking and Process Water Monitoring:

Drinking and Process Water Parameters	Collection Frequency	WBG/IFC Maximum Levels19 (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of daily, weekly, monthly, or annual samples	Brazilian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of daily, weekly, monthly, or annual samples
Coliform Bacteria	Weekly	Not Detectable Per 100ml	Per 100ml

Faecal Coliform Bacteria	Weekly	Not Detectable Per 100ml	Per 100ml

pH	Daily	6.5–8.0

Residual Chlorine, Total	Daily	5 mg/l	mg/l

[1][9]	Source: Guidelines for Drinking Water Quality, Second Edition, World Health Organization, 1993.

Drinking and Process Water Parameters	Collection Frequency	WBG/IFC Maximum Levels19 (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of daily, weekly, monthly, or annual samples	Brazilian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of daily, weekly, monthly, or annual samples
Total Hardness	Annual	200 mg/l	mg/l
Arsenic, Total	Annual	0.01 mg/l	mg/l
Cadmium, Total	Annual	0.003 mg/l	mg/l
Lead, Total	Annual	0.01 mg/l	mg/l
Mercury, Total	Annual	0.001 mg/l	mg/l
Cyanide, Total	Annual	0.07 mg/l	mg/l
Nitrate (as NO3)	Annual	50 mg/l	mg/l
Selenium, Total	Annual	0.01 mg/l	mg/l

Please provide the results from the following analytical methods:

•	EPA Method 8080 (Chlorinated Pesticides)

•	EPA Method 8151 (Organochlorine Herbicides)

•	EPA Method 8141A (Organophosphorus Pesticides)

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For drinking and process water monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..
2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.
3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

6.4. Liquid Effluent

Liquid Effluent refers to all types of liquid waste which is discharged from the site. Types of liquid effluent include process, sanitary, stormwater, and thermal discharges.

COSAN is required to collect representative samples of liquid effluent (process, sanitary, stormwater, and thermal discharges) and submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports will be required for each liquid effluent monitoring point. Monitoring should take place while facility is operating.

Please provide Brazilian maximum levels in Brazilian units in the table below.

Monitoring Point Location:

Liquid Effluent Monitoring Point	Liquid Effluent Monitoring Description	Location20
1
2
3
4
etc

[20]	Provide latitude, longitude of the liquid effluent monitoring point. Alternatively provide a scaled facility map showing the precise location of the monitoring points.

Liquid Effluent Monitoring:

Liquid Effluent Parameters	Collection Frequency	WBG/IFC Maximum Levels (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of monthly samples	Brazilian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of monthly samples
pH	Monthly	6.0-9.0
Biochemical Oxygen Demand (BOD5)	Monthly	50 mg/l	mg/l
Chemical Oxygen Demand (COD)	Monthly	250 mg/l	mg/l
Total Suspended Solids (TSS)	Monthly	50 mg/l	mg/l
Oil and Grease	Monthly	10 mg/l	mg/l
Temperature Increase21	Monthly	<3 0C	0C
Nitrogen, Total	Monthly	10 mg/l	mg/l
Phosphorus, Total	Monthly	2 mg/l	mg/l
Coliform bacteria/100 mls	Monthly	<400 MPN	MPN

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

[21]

The effluent should result in a temperature increase of no more than 3[0]C at the edge of the zone where the initial mixing and dilution take place. Where the zone is not defined, use 100 meters from the point of discharge.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For liquid effluent monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..
2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.
3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

6.5. Ambient Noise

Ambient Noise refers to noise levels outside of COSAN’s boundaries.

COSAN is required to collect representative samples of ambient noise and submit these samples for laboratory analysis and report the results to IFC. Individual samples and individual reports will be required for each ambient noise monitoring point.

Please provide Brazilian maximum levels in Brazilian units in the table below.

Monitoring Point Location:

Ambient Noise Monitoring Point	Ambient Noise Monitoring Description	Location22
1
2
3
4
etc

[22]	Provide latitude, longitude of the ambient noise monitoring point. Alternatively provide a scaled facility map showing the precise location of the monitoring points.

Ambient Noise Monitoring

Ambient Noise Parameters	Collection Frequency	WBG/IFC Maximum Levels (WBG/IFC Units)	COSAN Performance (WBG/IFC Units) Annual average of quarterly samples	Brazilian Maximum Levels (Brazilian Units)	COSAN Performance (Brazilian Units) Annual average of quarterly samples
Nearest Residential, Institutional or Educational Receptors Daytime (07:00-22:00 hours)	Quarterly	55 dB(A)	dB(A)
Nearest Residential, Institutional or Educational Receptors Nighttime (22:00-07:00 hours)	Quarterly	45 dB(A)	dB(A)
Nearest Industrial or Commercial Receptors Daytime (07:00-22:00 hours)	Quarterly	70 dB(A)	dB(A)
Nearest Industrial or Commercial Receptors Nighttime (22:00-07:00 hours)	Quarterly	70 dB(A)	dB(A)

Data Interpretation and Corrective Measures

Provide the following information for all monitoring data that exceed WBG/IFC guideline maximum limits. Provide the following information for all monitoring data that exceed Host Country, adjective regulatory limits that apply to Investment Name operations. Provide the information indicated in the table for each parameter exceeded.

Instructions	Information To Be Supplied by Investment Sponsor for Investment Name
1. For ambient noise monitoring point number , list parameters that exceed WBG/IFC guidelines and Host Country, adjective regulatory limits.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3..

2. Describe cause(s) for monitoring parameter(s) exceedance(s)	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

3. Describe corrective action(s) to improve emissions quality and schedule for completion of needed improvements.	Monitoring Parameter(s) Exceedance(s) 1. 2. 3.

6.6. Pest Management

Pests refer to harmful or destructive organisms including insects, rodents and weeds.

COSAN is required to monitor, record and report information on COSAN pest management programs and report the results to IFC. Please refer to IFC’s Pest Management policy and Pesticide Handling and Application guideline for additional information. Also, please update us on your Integrated Pest Management Strategy. You should include your Emergency Preparedness and Response Plans.

Please complete the information below unless included in updated version of the Integrated Pest Management Strategy. If included, please specify.

For chemical pesticides, include the pesticide type23, brand name and the total amount of concentrated pesticide used24. In addition to this, describe the application method25.

Pest Management Summary

Pest Control Method Used26	Pest Control Method Consequences on Production and/or Resources27	Pest Species Targeted (Common Name and Scientific Name)	Pest Species Targeted Effect on Production and/or Resources

[23]	Examples of pesticide types include: organochlorine, organophosphorus, carbamate, etc.
[24]	Liters for liquids and kilograms for solids.
[25]	Examples of pesticide application method include: spraying, ULV spraying, mixture with floating carrier oils, etc.
[26]	Examples of pest control methods include: chemical, physical exclusion, biological controls, extermination, trapping, etc.
[27]	Includes material and human resources.

6.7. Solid Waste Management

Solid Waste refers to non-liquid, non-soluble materials that contain complex substances. Examples of solid waste include sewage sludge, agricultural refuse, demolition wastes, and mining residues, some which are applicable only to specific sectors.28

COSAN is required to monitor methods of collection, storage, handling, recycling, reuse and/or disposal of solid waste, and report these methods and measured quantities to IFC. Please complete the information below.

Solid Waste Management Summary

Solid Waste Type Includes description	Annual Quantity	COSAN Method of Storage, Handling and/or Treatment

Solid Waste Type (Same as Above, Description not Included)	COSAN Method of Recycling, Reuse or Disposal29

6.8. Hazardous Materials Management

Hazardous materials are those materials that represent an excessive risk to property, the environment or human health because of their physical and/or chemical characteristics. Examples include explosives, toxic or flammable gases, flammable liquids and solids, oxidizing substances, radioactive materials and corrosive substances.

[28]	Pollution Prevention and Abatement Handbook, Glossary of Environmental Terms
[29]

Describe disposal method (e.g. landfill, incineration, land farming, reuse, etc.) Provide name and location of disposal facility used; state if waste is sold as byproduct, scrap or a material to be used by others; state name and business of purchaser. Provide additional sheets as needed to fully describe disposal, organizations involved in waste management, facility permits, and agency authorizations.

EID Parry is required to monitor methods of collection, storage and disposal of hazardous materials30, and report these methods and measured quantities to IFC. Please refer to the Hazardous Materials Management guideline for additional information.

Please update us on your Hazardous Materials Management Program. You should include your Emergency Preparedness and Response Plans, and if available, your Hazardous Materials Risk Management Plan, Hazardous Materials Transportation Plan and/or Hazardous Waste Management Plan.

Please complete the information below unless included in updated version of the Hazardous Materials Management Program. If included, please specify.

Hazardous Materials Management Plan Summary

Hazardous Material (Name and Number UN/CAS)	Class or division31	Annual Quantity	Maximum Quantity Stored on Site
Hazardous Materials Used
Hazardous Waste Produced

Parameters (Same Parameters as Above)	EID Parry Method of Storage, Handling and/or Treatment32	EID Parry Method of Disposal33
Hazardous Materials Used

[30]	Hazardous materials include ignitable, reactive, flammable, radioactive, corrosive and toxic substances.
[31]

UN classification (1. Explosives; 2. Gases ; 3. Flammable liquids ; 4. Flammable solids ; 5. Oxidizing substances ; 6. Toxic and infectious substances ; 7. Radioactive material; 8. Corrosive substances; 9. Miscellaneous hazardous materials.)

[32]

State how hazardous materials / waste is stored on site (e.g. drums, bins, and other containers) and handled (including transported). Provide additional sheets as needed to fully describe disposal, organizations involved in management, facility permits and agency authorizations.

[33]	Report on method of disposal for hazardous waste used only.

Parameters (Same Parameters as Above)	EID Parry Method of Storage, Handling and/or Treatment32	EID Parry Method of Disposal33
Hazardous Waste Produced

(iv) 7 Progress on Implementing the Corrective action plan

SCHEDULE 10

FORM OF PROMISSORY NOTES

Promissory Note No. [    ]

For value received, we, COSAN S.A.—INDÚSTRIA E COMÉRCIO, hereby irrevocably and unconditionally promises to pay against this Promissory Note the sum of                              United States Dollars (US$            ) in United States Dollars (effective value) to the order of International Finance Corporation on or before [                    ], 20    , in same day funds, at Citibank, N.A., 111 Wall Street, New York, New York, U.S.A., ABA#021000089 to IFC’s Account No. 36085579.

This promissory note may be enforced at any time if not paid in full when due without presentment, demand or protest of any kind, all of which are hereby expressly waived by us.

This promissory note is issued in connection with a Loan Agreement entered into by and between IFC and the Borrower on June 28, 2005, pursuant to Section 3.30 thereof.

Made on [date of issue], at [place of execution]

For and on behalf of:

COSAN S.A. - INDÚSTRIA E COMÉRCIO

Signature
Name
Title

Guarantee (bom para aval):

Rubens Ometto Silveira de Mello
CPF: 412.321.788-53 RG: 4.170972